Exhibit 10.23

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

By and Among

SHURGARD STORAGE CENTERS, INC.

(“Shurgard”)

SSCI MINNESOTA CORPORATION

(“Merger Subsidiary”)

and

TWO S PROPERTIES, INC.

THREE S PROPERTIES, INC.

SUPERIOR STORAGE I, LLC

SUPERIOR STORAGE II, LLC

SUPERIOR WOODBURY, LLC

(collectively, the “Companies”)

and

THE REVOCABLE TRUST OF GERALD A. SCHWALBACH

THE REVOCABLE TRUST OF PATRICK L. STOTESBERY

(collectively, the “Trusts”)

and

GERALD A. SCHWALBACH

PATRICK L. STOTESBERY

June 30, 2003

CONTENTS

ARTICLE I DEFINITIONS			2

ARTICLE II THE MERGER			12

2.1	The Merger		12

2.2	The Closing		13

2.3	Effective Date and Time		13

2.4	Articles of Incorporation of the Surviving Corporation		13

2.5	Bylaws of the Surviving Corporation		13

2.6	Directors and Officers		14

2.7	Conversion of Shares		14

2.8	Issuance of Shurgard Common Stock; Exchange of Certificates		14

2.9	Shareholder and Member Consents; Dissenters’ Rights		16

2.10	Unrelated Assets		17

2.11	Closing Balance Sheets		18

2.12	Additional Shares		20

2.13	Registration Rights Agreement		21

2.14	Anti-Dilution Provisions		21

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE TRUSTS			22

3.1	Organization; Qualification; Good Standing		22

3.2	Subsidiaries		22

3.3	Capitalization		23

	3.3.1	Authorized Capital	23

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	3.3.2	Other Rights	24

3.4	Authorization and Enforceability		25

3.5	Consents; Noncontravention		25

3.6	Financial Statements; Obligations		26

3.7	Absence of Certain Changes or Events		27

3.8	Books and Records		28

3.9	Contracts		29

	3.9.1	Identification of Contracts	29

	3.9.2	General Contract Matters	29

	3.9.3	Forms of Rental Agreement	30

3.10	Real Property		30

	3.10.1	Properties	30

	3.10.2	Condition of Properties	30

	3.10.3	Improvements	31

	3.10.4	Governmental Approvals; Compliance with Laws	31

	3.10.5	Third Party Rights to Properties	32

3.11	Intellectual Property		32

3.12	Taxes		33

3.13	Labor Matters; Employees		36

3.14	Employee Benefit Plans		36

	3.14.1	Employee Benefit Plan Listing	36

	3.14.3	Documents Provided	36

	3.14.3	Multiemployer, Defined Benefit and Money Purchase Pension Plans and Multiple Employer Welfare Arrangements	37

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	3.14.4	Post-Termination Welfare Benefits	37

3.15	Insurance		37

3.16	Compliance with Laws		38

3.17	Licenses and Authorizations		39

3.18	Legal Proceedings; Orders		39

3.19	Environmental Matters		39

3.20	Certain Payments		40

3.21	Brokers or Finders		40

3.22	Relationships with Related Persons		40

3.23	Assets of the Business		41

ARTICLE IV REPRESENTATION AND WARRANTIES OF THE TRUSTS			41

4.1	Authority		41

4.2	Consents; Noncontravention		42

4.3	Ownership of Shares		42

4.4	Claims Against the Company		42

4.5	Sophistication; Accreditation		42

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SHURGARD			46

5.1	Organization; Qualification; Good Standing		46

5.2	Capitalization		47

	5.2.1	Authorized Capital	47

	5.2.2	Other Rights	47

5.3	Authorization and Enforceability		48

5.4	Issuance of Shurgard Common Stock		48

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5.5	Consents; Noncontravention	49

5.6	Shurgard SEC Filings; Financial Statements; Liabilities	49

5.7	Absence of Changes	50

5.8	Real Property Improvements	50

5.9	Intellectual Property	51

5.10	Environmental Matters	51

5.11	Taxes	52

5.12	Compliance with Laws	53

5.13	Certain Payments	53

5.14	Relationships with Related Persons	53

5.15	REIT Status	54

5.16	Legal Proceedings	54

5.17	Brokers or Finders	54

5.18	Continuity of Business	54

ARTICLE VI COVENANTS		54

6.1	Access	54

6.2	Confidentiality	55

6.3	Conduct of Business of Companies	55

6.4	Conduct of Business of Shurgard	56

6.5	No Solicitation	57

6.6	Third Party Consents	58

6.7	Expenses	58

6.8	Further Actions	58

6.9	Regulatory Approvals	58

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6.10	Certain Notifications	59

6.11	NYSE Listing Application	59

6.12	Employee Matters	59

6.13	Tax Free Reorganization	60

6.14	Shurgard Non-Compete	60

6.15	Schwalbach and Stotesbery Non-Compete	60

ARTICLE VII CLOSING CONDITIONS		61

7.1	Conditions to Obligations of Shurgard, Merger Subsidiary, the Companies and the Owners	61

7.2	Conditions to Obligations of Shurgard and Merger Subsidiary	61

7.3	Conditions to Obligations of the Trusts and Companies	62

ARTICLE VIII TERMINATION		62

8.1	Termination	62

8.2	Effect of Termination	63

ARTICLE IX INDEMNIFICATION		63

9.1	Survival	63

9.2	Indemnification by Trusts	64

9.3	Indemnification by Shurgard	65

9.4	Limitations on Amount	66

9.5	Procedure for Third Party Claims	66

ARTICLE X GENERAL PROVISIONS		67

10.1	Amendment and Modification	67

10.2	Tax Matters	68

10.3	Obligations of Schwalbach and Stotesbery	68

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10.4	Waiver of Compliance; Consents	69

10.5	Notices	69

10.6	Assignment	70

10.7	Governing Law	70

10.8	Counterparts	70

10.9	Interpretation	70

10.10	Publicity	71

10.11	Entire Agreement	71

10.12	Severability	71

10.13	Specific Performance	72

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AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of June 30, 2003 (this “Agreement”), by and among Shurgard Storage Centers, Inc., a Washington corporation (“Shurgard”), SSCI Minnesota Corporation, a Washington corporation and a wholly-owned subsidiary of Shurgard (the “Merger Subsidiary”); Two S Properties, Inc., a Minnesota corporation (“Two S”), Three S Properties, Inc., a Minnesota corporation (“Three S” and, together with Two S, the “Corporations”), Superior Storage I, LLC, a Minnesota limited liability company (“Superior I”), Superior Storage II, LLC, a Minnesota limited liability company (“Superior II”), Superior Woodbury, LLC, a Minnesota limited liability company (“Superior Woodbury” and, together with Superior I and Superior II, the “LLCs” and, together with the Corporations, Superior I and Superior II, the “Companies”); Gerald A. Schwalbach (“Schwalbach”); the Revocable Trust of Gerald A. Schwalbach dated December 23, 1998 (the “Schwalbach Trust”); Patrick L. Stotesbery (“Stotesbery”) and the Revocable Trust of Patrick L. Stotesbery dated January 27, 1999 (the “Stotesbery Trust” and, together with the Schwalbach Trust, the “Trusts”). The Companies, Shurgard, Schwalbach, Stotesbery and the Trusts shall collectively be referred to herein as the “Parties.”

RECITALS

A. The Parties hereto desire to consummate a merger whereby the Companies will be merged with and into the Merger Subsidiary (the “Merger”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Washington Business Corporation Act, as amended (the “WBCA”), the Washington Limited Liability Company Act (the “WLLCA”), as amended, the Minnesota Business Corporation Act, as amended (the “MBCA”) and the Minnesota Limited Liability Company Act, as amended (the “MLLCA”), whereby the Owners will receive shares of Shurgard Class A Common Stock (“Shurgard Common Stock”) at Closing in accordance with this Agreement;

B. The respective boards of directors of Shurgard and the Merger Subsidiary have reviewed the terms of the Merger and have determined that the Merger is in best interest of their respective shareholders, and Shurgard has approved the Merger as the sole shareholder of Merger Subsidiary;

C. The respective boards of directors of the Corporations and the respective boards of governors of the LLCs have reviewed the terms of the Merger and have determined that the Merger is in the best interest of their respective Owners;

D. For Federal Income Tax purposes, it is intended that the Merger of the Corporations will qualify as a reorganization within the meaning of Section 368(a) of the Code;

E. It is anticipated that concurrently with the execution of this Agreement, the Owners, in their capacities as shareholders of the Corporations, will consent to the Merger as authorized under Section 302A.441 of the MBCA without a meeting of the shareholders, and the Owners, in their capacities as members of the LLCs, will consent to the Merger as authorized in Section 322B.35 of the MLLCA without a meeting of the members.

F. The Owners have required, as a condition to their willingness to enter into this Agreement, that Shurgard enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Owners, substantially in the form attached hereto as Exhibit A, concurrently with the execution and delivery of this Agreement;

G. No vote of the shareholders of Shurgard is required under the WBCA to enter into this Agreement or to consummate the transactions contemplated hereby; and

H. Shurgard, the Merger Subsidiary, the Companies and the Trusts desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

I. This Amended and Restated Agreement and Plan of Merger amends, restates and supercedes in its entirety that certain Agreement and Plan of Merger, dated March 10, 2003, by and among the parties hereto.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, unless otherwise defined herein, capitalized terms and terms listed herein shall have the following meanings:

“Affiliate” of any Person shall mean any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person. “Control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning as given in the Preamble hereto.

“April 30, 2002 Pro Forma Balance Sheets” shall have the meaning set forth in Section 2.11(a).

“Articles of Merger” shall have the meaning set forth in Section 2.3.

“Authorization” shall mean any consent, license, permit, grant, authorization, certificate, endorsement, qualification or approval of any Governmental Entity that is used in or necessary to (a) the ownership, operation or conduct of the business of any Person, or (b) permit any Person to own or lease its properties.

“Business” shall mean the business and operations of the Companies with respect to the ownership, development and operation of the Properties and the liabilities related thereto or arising therefrom, but shall exclude the business and operations of the Companies with respect to the ownership, development and operation of the Unrelated Assets and the liabilities related thereto or arising therefrom.

“Business Day” shall mean a day other than a Saturday, a Sunday, or a day on which banks in New York, New York are permitted or required by law to close.

“Business Employees” shall mean all employees of the Companies and/or Superior Management, other than the employees of the Company and/or Superior Management located at the headquarters of the Companies in Minnetonka, Minnesota or employed in the operation of the Unrelated Assets.

“Claims” shall mean any civil, criminal or administrative claim, demand, cause of action, suit, proceeding, arbitration, hearing or investigation.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Closing” shall mean the consummation of the Merger under this Agreement.

“Closing Date” shall mean the date referred to in Section 2.2.

“COBRA” shall mean the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (currently reflected in Part 6 of Subtitle B of Title I of ERISA and Section 4980B(f) of the Code and the regulations thereunder).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“Companies” shall mean, collectively, the Corporations and the LLCs.

“Companies Disclosure Schedule” shall mean a document dated the date of this Agreement referring specifically to the representations and warranties in this Agreement and delivered by the Companies to Shurgard. The Companies Disclosure Schedule consists of the Companies Disclosure Schedule referred to in the Agreement and Plan of Merger dated March 10, 2003 by and among the parties, amended and restated in include additional information as of the date of this Agreement.

“Companies Intellectual Property” shall have the meaning set forth in Section 3.11(a).

“Confidential Information” shall mean all confidential and proprietary information of the Companies and the Owners, including information concerning the business, financial condition, operations, assets and liabilities of the Companies or the Owners.

“Contract” shall mean all contracts, agreements, licenses, obligations, promises, instruments and other undertakings and arrangements, including purchase orders, sales orders, sale and distribution agreements, supply and processing agreements and all other agreements relating primarily or exclusively to the operation of the Business, other than leases, rental and/or occupancy agreements for storage units entered into in the ordinary course of business.

“Contribution Notes” shall have the meaning set forth in Section 2.10(c).

“Corporation Certificates” shall mean the certificates representing the shares of Corporation Stock.

“Corporations” shall mean, collectively, Two S and Three S.

“Corporation Stock” shall mean, collectively, all issued and outstanding shares of Two S Stock and Three S Stock.

“Deductible” shall have the meaning set forth in Section 9.4(a)

“Dissenting Interests” shall have the meaning set forth in Section 2.9.

“DOJ” shall mean the United States Department of Justice.

“Effective Date” shall have the meaning as given in Section 2.3.

“Effective Time” shall have the meaning as given in Section 2.3.

“Employee Benefit Plan” shall mean any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind (including any “employee benefit plan”, as defined in Section 3(3) of ERISA) (a) sponsored, maintained or contributed to by any of the Companies, Superior Management or any ERISA Affiliate or to which any of the Companies, Superior Management or any ERISA Affiliate is a party, (b) covering or benefiting any current or former officer, employee, agent, director or independent contractor of any of the Companies, Superior Management or any ERISA Affiliate (or any dependent or beneficiary of any such individual), or (c) with respect to which any of the Companies, Superior Management or any ERISA Affiliate has (or could have) any obligation or liability.

“Encumbrance” shall mean any lien, mortgage, deed of trust, pledge, security interest, charge, equitable interest, right of first refusal, community property interest, covenant, option, title defect, restriction, exception or other adverse interest or encumbrance of any kind or nature whatsoever, whether or not perfected, including, without limitation, any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Engel” shall mean Greg Engel.

“Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), subsurface waters, groundwaters, drinking water supply, sediments, air (including outdoor and indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” shall mean any Losses or other responsibility (including financial) arising from or under any Environmental Law or Occupational Safety and Health Law and consisting of or relating to any environmental, health, or safety matters or conditions, including any Remedial Action relating thereto.

“Environmental Law” shall mean any Law or common law, whether existing as of Closing or at any time prior thereto, relating to the protection of human health, safety or the Environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder.

“ERISA Affiliate” shall mean any corporation, partnership, limited liability company, sole proprietorship, joint venture, trade, business or other entity or organization that, together with any Person, is treated as a single employer under Section 414(b), (c) or (m) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all regulations promulgated thereunder.

“Executive Officers of Shurgard” shall mean those officers designated as executive officers by Shurgard for purposes of Section 16a-4(f) of the Exchange Act.

“Federal Income Taxes” shall mean any income and employment imposed under the Code, plus any interest, penalties or additions to tax imposed under the Code with respect to such taxes.

“Final Closing Balance Sheets” shall have the meaning set forth in Section 2.11(c).

“Financial Statements” shall have the meaning set forth in Section 3.6(a).

“GAAP” shall mean generally accepted accounting principles established by the American Institute of Certified Public Accountants.

“Governmental Entity” shall mean a federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, department, commission, board, bureau, or other authority or instrumentality, domestic or foreign, including, without limitation, any body exercising or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Gross Revenue” shall have the meaning set forth in Section 2.12(a).

“Gross Revenue Notice” shall have the meaning set forth in Section 2.12(c).

“Gross Revenue Report” shall have the meaning set forth in Section 2.12(b).

“Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, disposal, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials.

“Hazardous Materials” shall mean any toxic or hazardous materials or substances, including asbestos, polychlorinated biphenyls, contaminants, pollutants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any chemicals, materials, substances or wastes that are regulated, designated, defined or included in any definition under any Environmental Law as hazardous, radioactive, infections or toxic.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Identified Employees” shall mean those Business Employees which have been identified in writing by Shurgard that will be employed by Shurgard following the Effective Date.

“Indebtedness” shall mean all outstanding indebtedness for borrowed money owed by the Companies to the Owners or any Affiliates of the Owners, one or more of the other Companies, banks or other financial institutions.

“Indemnified Parties” shall have the meaning set forth in Section 9.5(a).

“Indemnifying Parties” shall have the meaning set forth in Section 9.5(a).

“Interim Balance Sheets” shall have the meaning set forth in Section 3.6.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge of the Companies” shall mean, with respect to a particular fact or other matter, that either Schwalbach, Stotesbery or Engel had (a) actual knowledge thereof or (b) acting as a reasonable operator of self-storage facilities, should have had such knowledge; provided that “Knowledge of the Companies” will not include an exposure or risk to the Properties or the Business if the exposure or risk is: (i) inherent to the operation of self-storage facilities in the manner consistent with industry practices, or (ii) one which Shurgard has related to the operation of its self-storage facilities in the manner in which it operates such facilities, unless, in either of such cases, Schwalbach, Stotesbery or Engel have actual knowledge that such exposure or risk exists and has specific application to the Business or one or more of the Properties. Nothing in this provision shall require the Companies, Schwalbach, Stotesbery or Engel to consult with third parties (other than employees of the Companies) regarding the content of any of the representations, warranties and covenants contained in this Agreement unless Schwalbach, Stotesbery or Engel have actual knowledge of a particular fact or matter with respect to which a reasonable operator of self-storage facilities would consult with a third party and such consultation could not reasonably be expected to have an adverse effect on the Business or the Properties.

“Knowledge of Shurgard” shall mean, with respect to a particular fact or other matter, that any of the Executive Officers of Shurgard had (a) actual knowledge thereof or (b) acting as a reasonable executive officer within the scope of his or her responsibilities, should have had such knowledge; provided that “Knowledge of Shurgard” will not include an exposure or risk to Shurgard’s business or properties if the exposure or risk is inherent to the operation of self-storage facilities in the manner consistent with industry practices, unless any such Executive Officer has actual knowledge that such exposure or risk exists and has specific application to Shurgard.

“Law” shall mean any domestic or foreign, statute, ordinance or other law, rule, regulation or binding interpretation of any Governmental Entity and any decree, injunction, judgment, order, ruling or assessment entered by any Governmental Entity.

“LLCs” shall mean, collectively, Superior I, Superior II and Superior Woodbury.

“LLC Membership Interests” shall mean, collectively, all issued and outstanding Superior I Membership Interests, Superior II Membership Interests and Superior Woodbury Membership Interests.

“LLC Membership Interest Assignment” shall mean the assignment of the LLC Membership Interests in connection with the Merger.

“Losses” shall have the meaning set forth in Section 9.2(a).

“MBCA” shall have the meaning set forth in the Recitals hereto.

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Subsidiary” shall have the meaning set forth in the Preamble hereto.

“Merger Subsidiary Common Stock” shall have the meaning set forth in Section 5.2.

“Minnesota Secretary” shall have the meaning set forth in Section 2.3.

“MLLCA” shall have the meaning as given in the Recitals hereto.

“NBS” shall mean NBS Associates Limited Partnership, a Minnesota limited partnership.

“NDLC” shall mean NDLC Limited Partnership, a Minnesota limited partnership.

“Occupational Safety and Health Law” shall mean any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Order” shall mean any award, decision, injunction, restraining order, judgment, decree, writ, order, rule or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Entity or by any arbitrator.

“Organizational Documents” shall mean the articles of organization pursuant to which any of the LLCs was formed and any operating agreement or bylaws pursuant to which any such LLC may be governed.

“Owners” shall mean NDLC, NBS and the Trusts.

“Owners Indemnified Parties” shall have the meaning set forth in Section 9.3.

“Parties” shall mean Shurgard, the Companies, Schwalbach, Stotesbery and the Trusts.

“Permitted Indebtedness” shall mean the Indebtedness of the Companies set forth on Schedule B that will not be repaid prior to the Effective Time.

“Person” shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, Governmental Entity and any other entity.

“Post-Closing Notice” shall have the meaning set forth in Section 2.11(c).

“Preliminary Closing Balance Sheets” shall have the meaning set forth in Section 2.11(a).

“Proceeding” shall mean any action, arbitration, hearing, audit, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Entity or arbitrator.

“Property” or “Properties” shall have the meaning set forth in Section 3.10.1.

“Recapitalization” shall have the meaning set forth in Section 2.10(c).

“Registration Rights Agreement” shall have the meaning set forth in Section 2.13.

“REIT” shall mean a real estate investment trust, within the meaning of Section 856 of the Code.

“Related Person” shall have the meaning set forth in Section 3.22.

“Release” shall mean any releasing, spilling, emitting, leaking, pumping, escaping, dumping, injecting, depositing, disposing, discharging, dispersing or leaching into the Environment, whether intentional or unintentional.

“Remedial Action” shall mean any action required by any Governmental Entity or necessary to obtain compliance with any Environmental Law to (a) investigate, monitor, cleanup, remove, remediate, treat, dispose or in any other way address any Hazardous Materials, (b) prevent the Release of any Hazardous Materials, or (c) perform pre-remedial studies and investigations or post-remedial monitoring and care.

“Schwalbach” shall mean Gerald A. Schwalbach.

“Schwalbach Trust” shall mean the Revocable Trust of Gerald A. Schwalbach created under agreement dated December 23, 1998.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all regulations promulgated thereunder.

“Shurgard” shall mean Shurgard Storage Centers, Inc., a Washington corporation.

“Shurgard Common Stock” shall mean Shurgard’s Class A Common Stock, par value $.001 per share.

“Shurgard Disclosure Schedule” shall mean a document dated the date of this Agreement referring specifically to the representations and warranties in this Agreement and delivered by Shurgard to the Owners. The Shurgard Disclosure Schedule consists of the Shurgard Disclosure Schedule referred to in the Agreement and Plan of Merger dated March 10, 2003 by and among the parties, amended and restated in include additional information as of the date of this Agreement.

“Shurgard Employee Benefit Plans” shall have the meaning set forth in Section 6.12(a).

“Shurgard Indemnified Parties” shall have the meaning as set forth in Section 9.2.

“Shurgard Intellectual Property” shall have the meaning set forth in Section 5.9.

“Shurgard Material Adverse Effect” means an event, circumstance, change or effect that is or could reasonably be expected to be materially adverse, individually or in the aggregate, to the business, properties, assets, liabilities, revenues, income, results of operation, condition (financial or otherwise) or prospects of Shurgard and its subsidiaries, considered as a whole, other than any event, change, circumstance or effect (i) relating to the economy or securities markets in general, (ii) inherent to the operation of self-storage facilities in a manner consistent with industry practices or (iii) resulting from the execution of this Agreement, the announcement of this Agreement and the transactions contemplated hereby.

“Shurgard Real Property” shall have the meaning set forth in Section 5.10.

“Shurgard SEC Filings” shall have the meaning set forth in Section 5.6(a).

“Shurgard Shareholder Form” shall have the meaning set forth in Section 2.8(b).

“Stotesbery” shall mean Patrick L. Stotesbery.

“Stotesbery Trust” shall mean the Revocable Trust of Patrick L. Stotesbery created under agreement dated January 27, 1999.

“Superior I” shall mean Superior Storage I, LLC, a Minnesota limited liability company.

“Superior I Membership Interests” shall have the meaning set forth in Section 3.3.1(c).

“Superior II” shall mean Superior Storage II, LLC, a Minnesota limited liability company.

“Superior II Membership Interests” shall have the meaning set forth in Section 3.3.1(d).

“Superior Management” shall mean Superior Management, LLC, a Minnesota limited liability company.

“Superior Woodbury” shall mean Superior Woodbury, LLC, a Minnesota limited liability company.

“Superior Woodbury Membership Interests” shall have the meaning set forth in Section 3.3.1(e).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” (and, in the plural, “Taxes”) shall have the meaning set forth in Section 3.12(a).

“Tax Returns” shall have the meaning set forth in Section 3.12(b).

“Three S” shall mean Three S Properties, Inc., a Minnesota corporation.

“Three S Stock” shall have the meaning set forth in Section 3.3.1(b).

“Third Party Accountants” shall have the meaning set forth in Section 2.11(d).

“Third Party Claim” shall have the meaning set forth in Section 9.5(a).

“Transition Agreement” shall have the meaning set forth in Section 2.10(d).

“Trusts” shall mean the Schwalbach Trust and the Stotesbery Trust.

“Two S” shall mean Two S Properties, Inc., a Minnesota corporation.

“Two S Stock” shall have the meaning set forth in Section 3.3.1(a).

“Unrelated Assets” shall have the meaning set forth in Section 2.10(a).

“Unrelated Assets Transfer” shall have the meaning set forth in Section 2.10(a).

“Washington Secretary” shall have the meaning set forth in Section 2.3.

“WBCA” shall have the meaning set forth in the Recitals hereto.

“WLLCA” shall have the meaning set forth in the Recitals hereto.

ARTICLE II

THE MERGER

2.1 The Merger

(a) Upon the terms and subject to the conditions hereof and in accordance with the WBCA, the WLLCA, the MBCA and the MLLCA, the Companies shall be merged with and into the Merger Subsidiary at the Effective Time of the Merger. Following the Merger, the separate corporate and company existence of the Companies shall cease and the Merger Subsidiary shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Companies in accordance with the WBCA, the WLLCA, MBCA and the MLLCA.

(b) The Merger shall have the effects set forth herein and in Section 23B.11.060 of the WBCA, Section 302A.641 of the MBCA, Section 25.15.415 of the WLLCA and Section 322B.75 of the MLLCA. If at any time after the Effective Time, the Merger Subsidiary as the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of the Companies and the Merger Subsidiary, the Surviving Corporation and its proper officers and directors, in the name and on behalf of the Companies and the Merger Subsidiary, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Companies and the Merger Subsidiary or otherwise to take any and all such action.

(c) Except as otherwise required by the IRS pursuant to a determination (as defined in Section 1313 of the Code) or otherwise, or by applicable law, the Parties shall not take a position on any Tax Returns inconsistent with the treatment of the Merger for Tax purposes (i) with respect to the Corporations as a reorganization within the meaning of Section 368(a)(l)(A) of the Code and (ii) with respect to the LLCs as a taxable acquisition of the LLCs’ assets.

(d) With respect to the Merger of the LLCs, the Parties hereto will use commercially reasonable efforts to agree as to the allocation of the value of the Shurgard Common Stock, allocable to the Owners of the LLCs pursuant to Exhibit D as of the Closing Date, among the classes of assets of the LLCs. Such allocation shall be in accordance with Section 1060 of the Code and shall be modified by the Parties after the Effective Time as necessary to reflect the amounts set forth on the Final Closing Balance Sheets or any additional shares of Shurgard Common Stock issued pursuant to Section 2.12 of this Agreement. The Parties hereto shall report, act and file Tax Returns consistent with such allocation, unless required to do otherwise by applicable Law.

2.2 The Closing

Subject to the terms and conditions of this Agreement, the closing of the Merger shall take place on the earliest practicable business day (the “Closing Date”) after the satisfaction or waiver of the conditions set forth in Article VII at 10 a.m. local time at the offices of Perkins Coie LLP, 1201 Third Avenue, 48th Floor, Seattle, Washington, or such other date, time or location as Shurgard and the Trusts shall agree.

2.3 Effective Date and Time

On the Closing Date and subject to the terms and conditions hereof, articles of merger substantially in the form of Exhibit B complying with the applicable provisions of the WBCA and WLLCA and in such form and executed in such manner as required by the Secretary of State of the State of Washington (the “Washington Secretary”) shall be delivered for filing with the Washington Secretary, and articles of merger substantially in the form of Exhibit C complying with the applicable provisions of the MBCA and the MLLCA and in such form and executed in such manner as required by the Secretary of State of the State of Minnesota (the “Minnesota Secretary”) shall be delivered for filing with the Minnesota Secretary (all such articles of merger, collectively, the “Articles of Merger”). The Merger shall become effective at 11:59 p.m. (the “Effective Time”) on the date (the “Effective Date”) that the Articles of Merger shall have been accepted for filing by the Washington Secretary and the Minnesota Secretary. If either the Washington Secretary or the Minnesota Secretary requires any changes in the Articles of Merger as a condition to the filing of the Articles of Merger or the issuance of a certificate to the effect that the Merger is effective, Shurgard and the Companies will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

2.4 Articles of Incorporation of the Surviving Corporation

At the Effective Time, the articles of incorporation of the Merger Subsidiary as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation. Thereafter, the articles of incorporation may be amended or repealed in accordance with their terms and as provided by Law.

2.5 Bylaws of the Surviving Corporation

At the Effective Time, the bylaws of the Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation. Thereafter, the bylaws may be amended or repealed in accordance with their terms and the articles of incorporation of the Surviving Corporation and as provided by Law.

2.6 Directors and Officers

At the Effective Time, the directors and officers of the Merger Subsidiary shall continue in office as the directors and officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the articles of incorporation and bylaws of the Surviving Corporation.

2.7 Conversion of Shares

As of the Effective Time, by virtue of the Merger and without any action on the part of Shurgard, the Merger Subsidiary, the Companies or the holders of any shares of capital stock of the Corporations or the holders of any units of ownership interest in the LLCs:

(a) Each share of common stock, par value $0.001 per share, of Merger Subsidiary that is issued and outstanding immediately prior to the Effective Time shall remain outstanding, unchanged by the reason of the Merger, as one fully paid and nonassessable share of common stock, par value $0.001 per share of the Surviving Corporation.

(b) All shares of any class of capital stock of either of the Corporations held in the treasury of such Corporation immediately prior to the Effective Time, if any, shall be cancelled and extinguished as of the Effective Time, without any conversion thereof and no amount or other consideration shall be delivered or deliverable in exchange therefor.

(c) All issued and outstanding shares of the capital stock of the Corporations and all issued and outstanding membership interests of the LLCs shall be converted into an aggregate of 3,050,000 shares of Shurgard Common Stock, allocated among the Companies as set forth on Exhibit D.

(d) No later than five (5) days prior to the Closing, the Companies shall deliver to Shurgard a copy of Schedule A which shall set forth the name of each Owner and (i) the Corporation Stock and LLC Membership Interests to be owned by each such Owner, following the Unrelated Assets Transfer, the payment of the Indebtedness (other than the Permitted Indebtedness), the receipt of the Contribution Notes and the Recapitalization, and (ii) the aggregate number of shares of Shurgard Common Stock to which each such Owner shall be entitled pursuant to the Merger and this Section 2.7.

2.8 Issuance of Shurgard Common Stock; Exchange of Certificates

(a) The shares of Shurgard Common Stock that each Owner shall be entitled to receive pursuant to the Merger in exchange for Corporation Stock or LLC Membership Interests shall be deemed to have been issued and outstanding at the Effective Time. Until the Corporation Certificates and/or the LLC Membership Interest Assignments of an Owner are surrendered for exchange, the Corporation Stock and LLC Membership Interests shall, after the Effective Time, represent for all purposes only the right to receive a certificate or certificates evidencing the number of shares of Shurgard Common Stock into which the Corporation Stock or LLC Membership Interests of such Owner shall have been converted pursuant to Section 2.7, the cash value of any fraction of a share of Shurgard Common Stock as provided in Section 2.8(d) and any dividends or distributions as provided in Section 2.8(e).

(b) Shurgard has furnished each Owner with a form setting forth the information and certifications customarily required by its transfer agent prior to the issuance and delivery of stock certificates representing Shurgard Common Stock, such form to be as set forth in Exhibit E (the “Shurgard Shareholder Form”). At the Closing, each Owner shall deliver to Shurgard the Corporation Certificates representing all of the issued and outstanding shares of the capital stock of the Corporations owned by such Owner and the LLC Membership Interest Assignments relating to all of the issued and outstanding membership interests in the LLCs owned by such Owner, as well as the applicable Shurgard Shareholder Forms. Each Corporation Certificate shall be duly endorsed for transfer by such Owner or accompanied by stock powers or assignments in blank duly executed by such Owner. Each LLC Membership Interest Assignment and Shurgard Shareholder Form shall be duly executed by such Owner. The failure by any Owner or Owners to comply with this Section 2.8(b) shall not affect the Closing or the effectiveness of the Merger.

(c) Immediately following the Effective Time, Shurgard shall pay or deliver to each Owner who has fully complied with Section 2.8(b), (i) one or more certificates (in such denominations as specified by such Owner no later than five (5) days prior to the Closing Date) representing the number of whole shares of Shurgard Common Stock into which the Corporation Stock and the LLC Membership Interests owned by such Owner shall have been converted pursuant to Section 2.7, (ii) the amount of cash in lieu of fractional shares pursuant to Section 2.8(d) and (iii) any dividends or other distributions to which such holder is entitled pursuant to Section 2.8(e) with respect to such shares of Shurgard Common Stock. All Corporation Stock and LLC Membership Interests owned by the same Owner shall be aggregated in determining the total number of shares of Shurgard Common Stock and cash in lieu of fractional shares to be received by such Owner pursuant to Section 2.7. Any Owner who has not fully complied with Section 2.8(b) shall not be entitled to receive the certificates representing shares of Shurgard Common Stock, cash in lieu or fractional shares or dividends as provided in this Section 2.8(c) until such Owner has so complied.

(d) No fractional shares of Shurgard Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued in connection with the Merger, no dividend or other distribution of Shurgard shall relate to any fractional share and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Shurgard. Any fractional share of Shurgard Common Stock which would otherwise be issued to an Owner under Section 2.8(c) shall not be issued but rather (in lieu of such fractional share) Shurgard shall pay to such Owner an amount of cash (without interest) determined by multiplying such fractional share by the closing price of Shurgard Common Stock on the New York Stock Exchange on the Effective Date. In the alternative, all of the

Owners may advise Shurgard in writing prior to the Closing that they have transferred among themselves the fractional shares for which they otherwise would be entitled to receive cash under this Section 2.8(d), and Shurgard will recognize such transfers and issue Shurgard Common Stock in the Merger in whole shares as set forth in such written advice.

(e) The Owners will be entitled to dividends or other distributions pertaining to the shares of Shurgard Common Stock into which their Corporation Stock and LLC Membership Interests have been converted pursuant to Section 2.7 that become payable to Persons who are holders of record of Shurgard Common Stock as of a record date on or after the Effective Date, but only after they have surrendered their Corporation Certificates or delivered their LLC Membership Interest Assignments and furnished the appropriate Shurgard Shareholder Forms as contemplated in Section 2.8(a). The Owners will not be entitled, however, to dividends or other distributions that become payable before or after the Effective Date to Persons who were holders of record of Shurgard Common Stock as of a record date that is prior to the Effective Date.

(f) In the event that any Corporation Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Owner claiming such certificate to be lost, stolen or destroyed, Shurgard shall issue in exchange for such lost, stolen or destroyed certificate the shares of Shurgard Common Stock that such Owner is entitled to receive pursuant to Section 2.7; provided, however, that Shurgard may in its discretion, and as a condition precedent to the issuance thereof, require such Owner to provide Shurgard with an indemnity agreement and/or bond against any claim that may be made against Shurgard with respect to the certificate alleged to have been lost, stolen or destroyed.

(g) All certificates evidencing shares of Shurgard Common Stock that are issued in exchange for Corporation Stock and LLC Membership Interests in accordance with the terms of this Agreement, together with any cash paid for fractional shares pursuant to Section 2.7(d), shall be deemed to have been issued in full satisfaction of all rights pertaining to the Corporation Stock represented by the surrendered Corporation Certificates and LLC Membership Interests conveyed by the LLC Membership Interest Assignments.

2.9 Shareholder and Member Consents; Dissenters’ Rights

Simultaneously with the execution of this Agreement, the Owners are executing written consents in lieu of meetings of shareholders of the Corporations and in lieu of meetings of members of the LLCs. As a part of such written consents, all Owners will approve the Merger and, as a result, will not exercise any dissenters’ rights under Sections 302A.471 and 302A.473 of the MBCA or Sections 322B.383 and 322B.386 of the MLLCA. Neither of the Trusts shall take any action to rescind, reconsider, revoke, alter or otherwise change the action taken by the shareholders and members pursuant to such written consents. Shurgard is entering into this Agreement in reliance on the simultaneous execution of such written consents and the effectiveness of such written consents for shareholder and member approval under Minnesota law. Each of the Trusts agrees that in the event of the Trust’s breach of this Section 2.9, Shurgard may be without an adequate remedy at law and, therefore, Shurgard may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Section 2.9. If Shurgard should institute an action or proceeding seeking specific performance of this Section 2.9, each Trust hereby waives the claim or defense that Shurgard has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. By seeking or obtaining any such relief, Shurgard will not be precluded from seeking or obtaining any other relief to which it may be entitled, including claims for indemnification under Article IX.

2.10 Unrelated Assets

(a) Prior to the Closing, each of the Companies shall transfer, distribute or otherwise dispose (the “Unrelated Assets Transfer”) of all assets of the Companies (the “Unrelated Assets”), other than (i) the Properties, including the land, the land improvements thereto and the buildings located thereon, (ii) the equipment, furniture and fixtures and other personal property, whether tangible or intangible, owned by the Companies and physically located on the Properties and used in the operation and maintenance of the Properties, (iii) the leases, rental and/or occupancy agreements with tenants for storage units located at the Properties, (iv) the Contracts listed on Section 3.9.1 of the Companies Disclosure Schedules, other than (A) the Employee Benefit Plans listed in Section 3.14.1 of the Companies Disclosure Schedules, (B) the insurance Contracts listed in Section 3.15 of the Companies Disclosure Schedules, (C) the Contracts relating to the Indebtedness (other than the Permitted Indebtedness) referred to in item 25 of Section 3.9.1 of the Companies Disclosure Schedule, (D) the General Ledger and Customer Account Software License Agreements listed in items 19 and 20 of Section 3.9.1 of the Companies Disclosure Schedule and (E) the advertising agreement with Gruen Marketing, listed in item 28 of Section 3.9.1 of the Companies Disclosure Schedule, (v) the Companies Intellectual Property listed in Section 3.11 of the Companies Disclosure Schedules, other than (A) the name “Superior Storage” and all variations thereof and all rights with respect thereto, (B) the website URL www.mnmini.com and (C) the General Ledger and Customer Account Software License Agreements and other off-the-shelf software packages listed in items 1, 2 and 3 under the caption “Computer Software,” (vi) the Authorizations listed in Section 3.17 of the Companies Disclosure Schedules, (vii) the minute books and company records of the Companies and (viii) the books and records relating to the Properties and other assets of the Companies described in clauses (i) through (vii) above or used exclusively or primarily in the operations of the Companies with respect to the ownership, development and operation of the Properties, including the Tax Returns of the Companies and the purchase agreements, deeds, surveys, title commitments and title policies, environmental reports, site plans, construction plans and specifications and other documentation relating to the Properties.

(b) At or prior to the Closing, the Companies shall pay, or cause to be paid, in full, all outstanding Indebtedness, other than the Permitted Indebtedness, and shall have furnished Shurgard with satisfactory evidence thereof.

(c) At or prior to the Closing, the Companies shall complete the recapitalization, reclassification or restructuring of the Companies (the “Recapitalization”), which is contemplated by the Companies and the Trusts in order to support and effect the Unrelated Assets Transfer and the payment of the Indebtedness (other than the Permitted Indebtedness) and shall consist principally of cash contributions by the Owners, the issuance of promissory notes payable to the Companies by the Trusts, Schwalbach and Stotesbery, upon terms reasonably satisfactory to Shurgard (the “Contribution Notes”), and/or conversion of debt to equity by the Owners on a pro rata basis. The Recapitalization shall not alter the relative percentage ownership interest of each Owner in the Companies.

(d) At the Closing, Shurgard and the Trusts shall enter into a transition agreement (the “Transition Agreement”) in the form attached hereto as Exhibit F, for the purpose of (A) permitting Shurgard to use certain of the Unrelated Assets for a limited period of time, not to exceed six (6) months following the Closing Date, (B) providing for maintenance in Minneapolis by Shurgard of, and access by the Owners to, all present books and records of the Companies, after removal of the books and records relating to the Unrelated Assets, for a period of seven (7) years following the Closing Date and (C) providing units for storage by the Owners of certain Unrelated Assets and the books and records relating thereto for a period of time, not to exceed two (2) years, following the Closing Date.

(e) With respect to an Unrelated Assets Transfer by, or a Recapitalization of a Corporation, such transaction shall be structured in a manner so as not to have an adverse effect on the Corporation qualifying as an “S” corporation pursuant to Section 1361 of the Code.

(f) Any Tax incurred as a result of the Unrelated Assets Transfer or the Recapitalization shall be the responsibility of the Companies and the Owners.

2.11 Closing Balance Sheets

(a) Prior to the execution of this Agreement, the Companies have provided to Shurgard pro forma balance sheets of the Companies relating to the Business as of April 30, 2002, after giving effect to the Unrelated Assets Transfer, the payment in full of the Indebtedness and the Recapitalization (the “April 30, 2002 Pro Forma Balance Sheets”), which have been reviewed and approved by Shurgard and the Trusts. At least five (5) days prior to the Closing Date, the Owners will prepare and deliver to Shurgard pro forma balance sheets for the Companies as of the Closing Date (the “Preliminary Closing Balance Sheets”) showing the amounts estimated for all assets and liabilities of the Business as of the Closing Date after giving effect to the Unrelated Assets Transfer, the payment in full of the Indebtedness (other than the Permitted Indebtedness), the receipt of the Contribution Notes and the Recapitalization. The Preliminary Closing Balance Sheets shall apply the same methodology as, and shall, in form and substance, be prepared (i) in a manner consistent with the April 30, 2002 Pro Forma Balance Sheets (but showing estimated amounts as of the Closing Date and allowing for the Permitted Indebtedness and the Contribution Notes) for

each type of line item reflected on the April 30, 2002 Pro Forma Balance Sheets, (ii) in accordance with GAAP, consistently applied in accordance with past practices of the Companies, for each type of line item not set forth on the April 30, 2002 Pro Forma Balance Sheets (other than the Permitted Indebtedness and the Contribution Notes). The Trusts shall consult with Shurgard during the preparation of the Preliminary Closing Balance Sheets.

(b) Excluding the Properties, and taking into account the Unrelated Assets Transfer, the Recapitalization, the payment of the Indebtedness (other than the Permitted Indebtedness) and the receipt of the Contribution Notes, the Trusts shall cause the Companies to retain cash at Closing in such amounts that the aggregate remaining current assets shown on the Preliminary Closing Balance Sheets, including such cash, will equal the aggregate remaining current liabilities shown on the Preliminary Closing Balance Sheets.

(c) As soon as practicable after the Effective Date, but in any event not more than sixty (60) days following the Effective Date, the Trusts shall prepare and deliver to Shurgard balance sheets of the Companies relating to the Business as of the Closing Date after giving effect to the Unrelated Assets Transfer, the payment in full of the Indebtedness (other than the Permitted Indebtedness), the receipt of the Contribution Notes and the Recapitalization (the “Final Closing Balance Sheets”). The Final Closing Balance Sheets shall apply the same methodology as, and shall, in form and substance, be prepared (i) in a manner consistent with the Preliminary Closing Balance Sheets (but showing actual amounts, rather than estimated amounts) for each type of line item reflected on the Preliminary Closing Balance Sheets and (ii) in accordance with GAAP, consistently applied in accordance with past practices of the Companies, for each type of line item not set forth on the Preliminary Closing Balance Sheets. Shurgard and its advisors and accountants shall have fifteen (15) days after receipt to review the Final Closing Balance Sheets. The Final Closing Balance Sheets will become final and binding on the Parties on the expiration of the time period specified in the preceding sentence, unless Shurgard delivers a written notice (the “Post-Closing Notice”) to the Trusts prior to such date that specifies in reasonable detail the amount by which, and the reasons why, it thinks particular line items in the Final Closing Balance Sheets either contain mathematical errors or were not prepared in accordance with this Section 2.11. The Post-Closing Notice may not specify any other basis for disagreement with the Final Closing Balance Sheets, other than as set forth in the preceding sentence.

(d) If Shurgard delivers a Post-Closing Notice in accordance with this Section 2.11, then the Parties shall, during the fifteen (15) day period beginning on the receipt by the Trusts of the Post-Closing Notice, seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Post-Closing Notice. If Shurgard and the Trusts are unable to resolve all of the objections of Shurgard within such fifteen (15) day period, then Shurgard and the Trusts shall submit such unresolved objections to a regional accounting firm located in Minneapolis, Minnesota that has not previously provided services to either Party and is mutually acceptable to the Parties (the “Third Party Accountants”). Shurgard and the Trusts shall use reasonable efforts to cause the Third Party Accountants to render a final, binding decision resolving the matters in dispute within thirty (30) days following the submission of such matters to the Third Party

Accountants. The determination of the Third Party Accountants will be final and binding on Shurgard and the Owners, and judgment may be entered on the determination of the Third Party Accountants in any court having jurisdiction over the Party against which such determination is to be enforced. The fees, costs and expenses of the Third Party Accountants shall be shared equally by Shurgard and the Trusts. In its report resolving disputed items, the Third Party Accountants may not resolve any disputed item by choosing an amount that is greater than the greater of the amount claimed by Shurgard or set forth in the Final Closing Balance Sheets or less than the lesser of the amount claimed by Shurgard or set forth in the Final Closing Balance Sheets.

(e) If the aggregate current assets are greater than the aggregate current liabilities shown on the Final Closing Balance Sheets, as finally determined in accordance with the provisions of this Section 2.11, Shurgard shall pay the amount of such excess to the Owners, in immediately available funds, within five (5) days after final determination of the Final Closing Balance Sheets. If the aggregate current assets are less than the aggregate current liabilities shown on the Final Closing Balance Sheets, as finally determined in accordance with the provisions of this Section 2.11, the Owners shall pay the amount of such deficiency to Shurgard, in immediately available funds, within five (5) days after final determination of the Final Closing Balance Sheets.

2.12 Additional Shares

(a) If the Gross Revenue of the Surviving Corporation is at least $14.75 million for any consecutive twelve (12) month period ending on or prior to December 31, 2005, Shurgard will issue an additional 50,000 shares of Shurgard Common Stock, pro rata to the Owners based on the number of shares of Shurgard Common Stock issued to the Owners in the Merger at the Effective Time. The additional shares will be issued as soon as practicable after a determination that the required level of Gross Revenue has been attained, but in no event more than thirty (30) days after such determination. If the required level of Gross Revenue is not attained on or prior to December 31, 2005, no additional shares of Shurgard Common Stock will be issued to the Owners. The term “Gross Revenue” will include all income from whatever source (net of deductions for the write-offs of uncollectible receivables greater than sixty (60) days old), including, without limitation, rental income, administrative fees charged to new customers, late fees, forfeited security deposits, sales of merchandise, insurance fees, charges for NSF checks, charges for inventorying of customers’ goods (for delinquent accounts) and rental of space for cell phone towers and billboards, but not including interest income earned on cash balances maintained by the Surviving Corporation following the Effective Date, as determined in accordance with GAAP, consistently applied in accordance with the past practices of Shurgard.

(b) The determination of Gross Revenue will be made by Shurgard on a rolling twelve (12) month basis at the end of each month, commencing at the end of the first full twelve (12) month period immediately following the Effective Date. Shurgard shall present to the Owners, on or before the last day of each month, a written report (the “Gross Revenue Report”) stating the Gross Revenue for the twelve (12) month period ending on the last day of the preceding month.

(c) The Trusts shall have a period of thirty (30) days following the release of the audited financial statements of Shurgard for the period ended December 31, 2005 to review all Gross Revenue Reports. If the Trusts dispute the amount of the Gross Revenue as set forth in one or more of the Gross Revenue Reports, the Trusts shall deliver a written notice (the “Gross Revenue Notice”) to Shurgard prior to the end of such thirty (30) day period specifying, in reasonable detail, the amount by which, and the reasons why, they believe particular line items in the Gross Revenue Report(s) either contain mathematical errors or were not prepared in accordance with this Section 2.12. The Gross Revenue Notice may not specify any other basis for disagreement with the Gross Revenue Reports, other than as set forth in the preceding sentence. If the Trusts deliver a Gross Revenue Notice to Shurgard, the Parties shall follow the dispute resolution procedure set forth in Section 2.11 for a Post Closing Notice. Failure to deliver a Gross Revenue Notice within the thirty (30) day period set forth above shall constitute a waiver of the Trusts’ right to dispute the Gross Revenue Reports.

(d) Shurgard shall maintain complete and accurate records of all information necessary to make a determination of Gross Revenue pursuant to this Agreement. Shurgard shall allow the Owners and their representatives and agents, at any time during regular business hours following reasonable notice to Shurgard, to examine all pertinent records which may apply to or have a bearing on the calculation of Gross Revenue pursuant to this Agreement. Shurgard shall also provide to the Owners such information and documentation relating to the Gross Revenue Reports, the Gross Revenues and the calculation thereof as may be reasonably requested by the Owners from time to time.

(e) The right of each Owner to receive additional shares of Shurgard Common Stock pursuant to this Section 2.12 may not be assigned or transferred in any manner whatsoever prior to the delivery of certificates representing such shares of Shurgard Common Stock, except by operation of law. In no event shall any right to receive the additional shares of Shurgard Common Stock pursuant to this Section 2.12 be evidenced by negotiable certificates of any kind.

2.13 Registration Rights Agreement

Simultaneously with the execution of this Agreement, Shurgard and the Owners have entered into a Registration Rights Agreement relating to the registration under the Securities Act for resale of the Shurgard Common Stock to be issued to the Owners on the Effective Date in connection with the Merger and any additional shares issuable under Section 2.12.

2.14 Anti-Dilution Provisions

In the event Shurgard (i) changes (or establishes a record date for changing) the number of shares of Shurgard Common Stock issued and outstanding prior to the Effective

Time as a result of a stock split, stock dividend, stock combination, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding shares of Shurgard Common Stock or (ii) pays or makes an extraordinary dividend or distribution in respect of Shurgard Common Stock (other than a distribution referred to in clause (i) of this sentence) and, in either case, the record date therefor shall be prior to the Effective Date, the total number of shares of Shurgard Common Stock to be issued in connection with the Merger shall be proportionately adjusted. Regular periodic cash dividends and increases thereon consistent with past practices shall not be considered extraordinary for purposes of the preceding sentence and the issuances of capital stock for cash or in exchange for assets, securities or businesses shall not be included in the transactions referred to in clause (i) of the preceding sentence.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANIES AND THE TRUSTS

Each of the Companies and the Trusts, jointly and severally, represent and warrant to Shurgard that, except as set forth in the corresponding section of the Companies Disclosure Schedule:

3.1 Organization; Qualification; Good Standing

(a) Each of the Corporations is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite corporate power and authority to own, operate and lease the Properties and to carry on the Business as it is now being conducted. Each of the Corporations is duly qualified to do business licensed as a foreign corporation and is in good standing in each jurisdiction in which the nature of the Business or the ownership or leasing of the Properties makes such qualification necessary.

(b) Each of the LLCs is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Minnesota and has all requisite power and authority to own, operate and lease the Properties and to carry on the Business as it is now being conducted. Each of the LLCs is duly qualified to do business licensed as a foreign limited liability company and is in good standing in each jurisdiction in which the nature of the Business or the ownership or leasing of the Properties makes such qualification necessary.

3.2 Subsidiaries

None of the Companies has any subsidiaries or owns of record or beneficially any capital stock of or equity interest or investment in any Person, other than a one hundred percent (100%) membership interest in Superior Management, all of which is owned by Superior I as of the date of this Agreement, and all of which will be transferred in connection with the Unrelated Assets Transfer.

3.3 Capitalization

3.3.1 Authorized Capital

As of the date of this Agreement:

(a) The authorized capital stock of Two S consists of 1,000,000 shares of common stock, no par value per share (the “Two S Stock”), of which 4,705.64 shares are issued and outstanding and are owned of record by the Owners as set forth in Section 3.3.1 of the Companies Disclosure Schedule. No shares of Two S Stock are held in the treasury of Two S. True and correct copies of the stock records of Two S have been made available to Shurgard or its counsel. All issued and outstanding shares of Two S Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights.

(b) The authorized capital stock of Three S consists of 1,000,000 shares of common stock, no par value per share (the “Three S Stock”), of which 2,352.82 shares are issued and outstanding and are owned of record by the Owners as set forth in Section 3.3.1 of the Companies Disclosure Schedule. No shares of Three S Stock are held in the treasury of Three S. True and correct copies of the stock records of Three S have been made available to Shurgard or its counsel. All issued and outstanding shares of Three S Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights.

(c) The authorized membership interests of Superior I are as determined by the board of governors of Superior I from time to time in accordance with the applicable Organizational Documents and the MLLCA (the “Superior I Membership Interests”). As of the date of this Agreement, the number of authorized units of Superior I Membership Interests is 1,000, of which 100 units are issued and outstanding and are owned of record by the Owners, as set forth in Section 3.3.1 of the Companies Disclosure Schedule. All issued and outstanding units of Superior I Membership Interests are validly issued, fully paid and nonassessable and are not subject to preemptive rights. The rights, preferences and privileges of the Superior I Membership Interests are as stated in the applicable Organizational Documents or as provided by the MLLCA.

(d) The authorized membership interests of Superior II are as determined by the board of governors of Superior II from time to time in accordance with the applicable Organizational Documents and the MLLCA (the “Superior II Membership Interests”). As of the date of this Agreement, there are 100 units Superior II Membership Interests issued and outstanding, all which are owned of record by the Owners as set forth in Section 3.3.1 of the Companies Disclosure Schedule. All issued and outstanding units of Superior II Membership Interests are validly issued, fully paid and nonassessable and are not subject to preemptive rights. The rights, preferences and privileges of the Superior II Membership Interests are as stated in the applicable Organizational Documents or as provided by the MLLCA.

(e) The authorized membership interests of Superior Woodbury are as determined by the board of governors of Superior Woodbury from time to time in accordance with the applicable Organizational Documents and the MLLCA (the “Superior Woodbury Membership Interests”). As of the date of this Agreement, the number of authorized units of Superior Woodbury Membership Interests is 1,000, of which 200 units are issued and outstanding and are owned of record by the Owners as set forth in Section 3.3.1 of the Companies Disclosure Schedule. All issued and outstanding units of Superior Woodbury Membership Interests are validly issued, fully paid and nonassessable and are not subject to preemptive rights. The rights, preferences and privileges of the Superior Woodbury Membership Interests are as stated in the applicable Organizational Documents or as provided by the MLLCA.

(f) The Trusts, NBS and NDLC together own, of record and beneficially, one hundred percent (100%) of the Corporation Stock and the LLC Membership Interests and, immediately prior to the Effective Time, will own, of record and beneficially, one hundred percent (100%) of the Corporation Stock and one hundred percent (100%) of the LLC Membership Interests.

3.3.2 Other Rights

Except as set forth in Section 3.3.1, no shares of capital stock or limited liability company membership interests or other equity or voting securities of the any of the Companies are reserved for issuance or are outstanding. All Corporation Stock and LLC Membership Interests were offered and sold in compliance with all applicable state and federal securities laws, rules and regulations. Except as set forth in Section 3.3.1, there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, rights of first refusal or rights of first offer, agreements, arrangements or undertakings of any kind to which any of the Companies is a party, or by which any of the Companies is bound, obligating any of the Companies to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock, membership interests or other equity or voting securities of, or other ownership interests in, any of the Companies or obligating any of the Companies to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. No Person, other than the Owners, holds any interest in the capital stock of the Corporations or membership interests in the LLCs. There are not, as of the date of this Agreement, any registration rights agreements, shareholder agreements, voting trusts or proxies or other agreements or understandings to which any of the Companies is a party or by which it is bound relating to the voting of any shares of the capital stock or membership interests of any of the Companies or obligating (contingently or otherwise) any of the Companies to purchase, redeem or otherwise acquire any of its capital stock or membership interest or to pay any dividend or make any other distribution in respect thereof.

3.4 Authorization and Enforceability

(a) Each of the Corporations has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of the Corporations of this Agreement, and the consummation by each of such Corporations of the transactions contemplated hereby, have been duly and validly authorized and approved by the board of directors and shareholders of each of the Corporations as required under the MBCA, and no other action of the board of directors and shareholders of either of the Corporations, or other corporate proceeding on the part of either of the Corporations, is necessary to authorize this Agreement and consummate the transactions contemplated Shareholder hereby.

(b) Each of the LLCs has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of the LLCs of this Agreement, and the consummation by each of such LLCs of the transactions contemplated hereby, have been duly and validly authorized and approved by the board of governors and members of each of the LLCs as required under the MLLCA, and no other action of the board of governors and members of any of the LLCs, or other proceeding on the part of any of the LLCs, is necessary to authorize this Agreement and consummate the transactions contemplated hereby.

(c) This Agreement has been duly and validly executed and delivered by each of the Companies and, assuming due execution and delivery by the other Parties hereto, constitutes the valid and binding obligation of each of the Companies, enforceable against each of such Companies in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

3.5 Consents; Noncontravention

Except (a) for any applicable requirements of the Securities Act, the Exchange Act and state securities laws, (b) for the filing and recordation of the Articles of Merger as required by applicable Law, and (c) as set forth in this Agreement, the authorization, execution and delivery by Schwalbach, Stotesbery, the Trusts and the Companies of this Agreement, and the consummation of the transactions contemplated hereby, will not: (i) violate any provision of the articles of incorporation or bylaws of the Corporations or the Organizational Documents of the LLCs; (ii) violate any Law or Order of any Governmental Entity or any nongovernmental self-regulatory agency to which any of the Companies or any of their respective Properties or assets may be subject; (iii) require any filing with or permit, consent, or approval to be obtained from any Governmental Entity or any nongovernmental self-regulatory agency to which any of the Companies or any of their respective Properties or assets may be subject; or (iv) to the Knowledge of the Companies, result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Encumbrance on any of the Properties or assets of any of the Companies used in the Business under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, or other instrument or obligation relating to the Business to which any of the Companies is a party, or by which any of them or any of their respective Properties or assets used in the Business may be bound.

3.6 Financial Statements; Obligations

(a) The Companies have furnished true and correct copies of (i) the audited balance sheets of Two S as of December 31, 2001 and 2000, and the related statements of operations, shareholders’ equity and cash flows for the years then ended, including the notes thereto, (ii) the audited consolidated balance sheets of Superior I and Superior Management as of December 31, 2001 and 2000 and the related consolidated statements of operations and comprehensive loss, members’ deficit and cash flows for the years then ended, including the notes thereto, (iii) the audited balance sheets of Superior II as of December 31, 2001 and 2000 and the related statements of operations, members’ deficit and cash flows for the year ended December 31, 2001, including the notes thereto, (iv) the unaudited balance sheets of Superior Woodbury as of December 31, 2001 and 2000 and the related statements of operations for the years then ended and (v) the unaudited balance sheets of Three S as of December 31, 2001 and 2000 and the related statements of operations and cash flows for the years then ended and (vi) the unaudited balance sheets of each of the Companies at November 30, 2002 (the “Interim Balance Sheets”) and the related statements of operations for the eleven-month period ended November 30, 2002 (collectively, the “Financial Statements”). To the Knowledge of the Companies, the Financial Statements have been prepared in accordance with GAAP, applied by the Companies on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the Companies, taken as a whole, (in the case of Superior I, consolidated with Superior Management except with respect to the interim financial statements) as of their respective dates and the results of their operations for the periods covered thereby subject, in the case of interim financial statements, to year-end adjustments (which will not, in the aggregate, be material in amount or effect to the Companies, taken as a whole) and the lack of footnotes and other required presentation items.

(b) To the Knowledge of the Companies, none of the Companies has any material indebtedness, obligation or liability of any nature (whether accrued, absolute, contingent or otherwise, and whether due or to become due) relating to the Business or the Properties, other than indebtedness, obligations and liabilities (i) reflected or reserved against in the Interim Balance Sheets or the Final Closing Balance Sheets as finally determined pursuant to Section 2.11, (ii) incurred in the ordinary course of business, consistent with past practices since the date of the Interim Balance Sheets, (iii) under executory Contracts, excluding indebtedness, obligations and liabilities resulting from any breach of any executory Contract, or (iv) incurred pursuant to this Agreement.

3.7 Absence of Certain Changes or Events

Except as otherwise contemplated by this Agreement, including the Unrelated Assets Transfer, the Recapitalization, the payment of the Indebtedness (other than the Permitted Indebtedness) and the receipt of the Contribution Notes, since the date of the Interim Balance Sheets:

(a) To the Knowledge of the Companies, (i) with respect to the Business, the Companies (taken together) have not suffered any material change in the business, operations, Properties, prospects, assets, results of operations or condition (financial or otherwise), other than changes (A) relating to the economy in general (B) inherent to the operation of self-storage facilities consistent with industry practices or (C) resulting from the execution of this Agreement, the announcement of this Agreement and the transactions contemplated herein, and (ii) each of the Companies has conducted its portion of the Business in the ordinary course of business, consistent with past practices.

(b) None of the Companies has (i) made any change in its authorized or issued and outstanding capital stock or membership interests, entered into any agreement with respect to the issuance (including warrants, rights and options) or acquisition of any of its capital stock or membership interests, or effected any recapitalization, reclassification or similar change, (ii) amended its articles of incorporation or articles of organization, or (iii) effected any change in the accounting policies, practices or principles with respect to the business of any of the Companies, including with respect to the preparation of Financial Statements, other than with respect to the reporting of items on the Preliminary Closing Balance Sheets and the Final Closing Balance Sheets as contemplated by Section 2.11.

(c) With respect to the Business, other than in accordance with the 2003 budget provided by the Companies to Shurgard, the Companies (taken together), have not (i) committed to make any capital expenditures except for those with an aggregate cost not in excess of $25,000, (ii) waived or committed to waive any rights, (iii) purchased, leased, sold, exchanged or otherwise disposed of or acquired any assets (other than sales of inventory in the ordinary course of business) for which the aggregate consideration paid or payable is in excess of $25,000, or (iv) to the Knowledge of the Companies, suffered any Losses, whether or not covered by insurance, in excess of $25,000 in the case of any individual Loss, or $50,000 with respect to the aggregate of all such Losses.

(d) With respect to the Business Employees, neither the Companies nor Superior Management has (i) made or agreed to make any increase in the compensation payable or to become payable to any such employee, except for (A) regularly scheduled increases in compensation payable or otherwise occurring in the ordinary course of business, consistent with past practices, (B) increases according to the terms of an employment agreement included in Section 3.9 of the Companies’ Disclosure Schedule, (C) retention bonuses in an amount to be determined by the Trusts, which amount shall be set forth as a liability on the Final Closing Balance Sheets, unless paid prior to the date of the Final Closing Balance Sheets, or (D) bonuses agreed to be funded by Shurgard which will not be set forth as a liability on the Final Closing Balance Sheets, or (ii) made or agreed to make any material change in any Employee Benefit Plan.

(e) With respect to the Business, to the Knowledge of the Companies, each of the Companies, to the extent consistent with past practice, has used all commercially reasonable efforts to preserve substantially intact the business and operations of the Companies.

(f) With respect to the Business, to the Knowledge of the Companies, none of the Companies has had any material change in its relations with its Business Employees or with any vendors or tenants.

(g) With respect to the Business, other than in the ordinary course of business consistent with past practice, none of the Companies has (i) made any upward adjustments to, written up or otherwise increased the book value of any of its assets, (ii) reduced, written off or otherwise decreased the amount of any obligation or liability, other than with respect to the reporting of items on the Preliminary Closing Balance Sheets and the Final Closing Balance Sheets as contemplated by Section 2.11, or (iii) to the Knowledge of the Companies, mortgaged, pledged or taken any action that may result in the imposition of any Encumbrance on any of its assets.

(h) With respect to the Business, none of the Companies has terminated or, to the Knowledge of the Companies, received any notice of termination of any Contract involving a total remaining commitment by or to any of the Companies of at least $10,000.

(i) To the Knowledge of the Companies, none of the Companies has entered into any Contract to do any of the foregoing.

3.8 Books and Records

Each of the Companies has made available to Shurgard and its representatives (or will make available prior to Closing) all books and records of the Business. The Companies have provided to Shurgard accurate and complete copies of the articles of incorporation and bylaws of the Corporations and the Organizational Documents of the LLCs. To the Knowledge of the Companies, (i) such books and records of the Business are accurate and complete in all material respects and (ii) have been maintained in accordance with reasonable business practices, including the maintenance of a reasonable system of internal controls. Specifically, and not in limitation of the foregoing, to the Knowledge of the Companies, the minute books of the Companies, all of which have been made available to Shurgard, contain accurate and complete records, in all material respects, of all meetings held and formal action taken by the shareholders, members or other holders of ownership interests and by the boards of directors, boards of governors or other governing bodies of any of the Companies. The stock transfer records and membership interest transfer records, if any, of each of the Companies have been made available to Shurgard and accurately and completely reflect all issuances and transfers of capital stock and membership interests of the Companies.

3.9 Contracts

3.9.1 Identification of Contracts

To the Knowledge of the Companies, Section 3.9.1 of the Companies Disclosure Schedule sets forth all Contracts of the specific types set forth below which are currently in effect and to which any of the Companies or Superior Management is a party. Accurate and complete copies of the Contracts set forth on Section 3.9.1 of the Companies Disclosure Schedule have been delivered to Shurgard:

(a) each Contract (or group of related Contracts) that involve aggregate expenditures or receipts by the Companies during the remainder of its term in excess of $25,000;

(b) each Contract (or group of related Contracts) under which any of the Companies has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness involving more than $25,000 or under which any of the Companies has imposed a material Encumbrance on any of its assets, excluding Contracts relating to the Indebtedness (other than Contracts relating to or evidencing the Permitted Indebtedness);

(c) each Contract of any of the Companies relating to the protection of the confidentiality or Intellectual Property of such Company or which precludes the other party to the Contract from competing with such Company;

(d) each Contract with any of the Business Employees in the nature of an employment agreement, bonus agreement, profit sharing agreement, option agreement, deferred compensation agreement or severance agreement;

(e) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by any of the Companies with any other Person;

(f) each Contract containing covenants that in any way purport to restrict the business activity of any of the Companies, or limit the freedom of any of the Companies to engage in any line of business or to compete with any Person;

(g) each Contract relating to security for any of the Properties; and

(h) any other Contract that is material to the Business or Properties.

3.9.2 General Contract Matters

With respect to each Contract set forth in Section 3.9.1 of the Companies Disclosure Schedule, to the Knowledge of the Companies, (a) each such Contract is legal, valid, binding, enforceable against any other party to such Contract in accordance with its terms and is in full force and effect; (b) neither the Companies nor any other party to such Contract is, in any material respect, in breach of, or default under, such Contract, and no event has occurred which, with notice or lapse of time, would constitute a breach of or default under such Contract or permit termination, modification, or acceleration of such Contract; (c) neither the Companies nor any other party to such Contract has repudiated any provision of such Contract, and (d) none of the Companies is a party to any verbal Contract which, if reduced to written form, would be required to be listed in Schedule 3.9.1 of the Companies Disclosure Schedule under the terms of Section 3.9.1.

3.9.3 Forms of Rental Agreement

The Companies have furnished to Shurgard a true and complete copy of each form of customer lease, rental or occupancy agreement provided by the Companies to managers for use in the Business for new customers for the calendar years 2001, 2002 and 2003.

3.10 Real Property

3.10.1 Properties

Section 3.10.1 of the Companies Disclosure Schedule sets forth an accurate and complete list, organized under the name of each of the Companies, of all real property owned by the Companies in Minnesota (each parcel of real property, a “Property,” and collectively, the “Properties”). To the Knowledge of the Companies, none of the Companies (i) leases any of the Properties to any third party, other than the lease of rental of storage units in the ordinary course of business, (ii) leases any real property from any third party in the conduct of the Business, or (iii) uses or occupies any other real property in the conduct of the Business. Each of the Companies has provided to Shurgard copies of the purchase agreements by which each of such Companies acquired the Properties and copies of all title insurance policies and surveys relating to the Properties which are in the possession of, or reasonably available to, the Companies. The Companies have made available, or will make available to Shurgard prior to Closing, copies of site plans and construction plans and specifications relating to the Properties which are in the possession of, or reasonably available to, the Companies.

3.10.2 Condition of Properties

(a) To the Knowledge of the Companies, access to and egress from each Property is available and provided by public streets or appurtenant easements, and there is no plan by any Governmental Entity to change the highway or road system in the vicinity of any Property which would restrict or otherwise adversely affect public access to such Property.

(b) To the Knowledge of the Companies, (i) all water, sewer, gas, electric, telephone, drainage and other utility facilities required by Law for the present use and operation of each Property are operational and connected to public utility lines or, in the case of private wells and septic systems, the same are on land owned or leased by each of the related Companies, (ii) such utility services are adequate for the use and operation of the

Property as it is presently used and operated, (iii) none of the Companies is in default of any obligation to any utility service provider with respect to any of the Properties, (iv) no other utility facilities are necessary to operate the Property as it is currently operated, (v) no fees, connection charges or assessments are due and payable for the installation, operation or use of any sewer, drainage, water run off or dry well facilities at the Property, and (vi) each of the Companies has complied, in all material respects, with all obligations owed to any Governmental Entity or private party with respect to the installation, operation or use of any sewer, drainage, water run off or dry well facilities relating to the Property.

(c) To the Knowledge of Companies, (i) none of the Companies has received any notice of any condemnation action with respect to any of the Properties and (ii) there is no threatened eminent domain or similar proceeding, or private purchase in lieu of such proceeding, which would affect any of the Properties.

(d) To the Knowledge of the Companies, none of the Properties were designed to retain quantities of surface or storm water in excess of what is permitted by Law.

3.10.3 Improvements

(a) To the Knowledge of the Companies, (i) all of the improvements on each Property, including signs located on or adjacent to such Property, are in good condition and repair (subject only to ordinary wear and tear), free of material infestation and free of material physical, mechanical, structural, design and construction defects, (ii) all water, electric, sewer, plumbing, heating, ventilating, gas and air conditioning servicing such improvements are in good condition and repair (subject only to ordinary wear and tear) and are free of material defects.

(b) Except for minor matters which, in the aggregate among all of the Properties total less than $100,000, to the actual Knowledge of the Companies, the improvements to each Property were designed and constructed to satisfy the requirements of the local building code and any local, state or federal requirements, including any seismic standards contained therein, in effect at the time of such design and construction.

3.10.4 Governmental Approvals; Compliance with Laws

(a) To the Knowledge of the Companies, (i) each of the Companies has received all necessary approvals of any Governmental Entity (including certificates of occupancy, permits and licenses) required in connection with the ownership and operation of each Property, and each Property is being operated and maintained in material compliance with applicable Law, as well as all private covenants and conditions affecting such Property, (ii) each of the Companies has provided Shurgard with true and correct copies of all certificates of occupancy, zoning letters and business licenses affecting any Property which are in the possession of, or reasonably available to, the Companies, and (iii) neither the zoning, nor any other right to construct, use or operate any Property is in any way dependent on or related to any real estate, other than such Property.

(b) To the Knowledge of the Companies, (i) each of the Companies has complied, in all material respects, with all applicable Laws, including Environmental Laws and Occupational Health and Safety Laws, relating to the construction of the improvements on each Property, (ii) none of the Companies has received any notice that any of the Properties does not comply with such Laws, (iii) each of the Companies has complied, in all material respects, with all Orders and other written agreements with any Governmental Entity or private party relating to the construction of the improvements on each Property, and (iv) each of the Properties has been subdivided from contiguous properties and constitutes a separate and distinct tax parcel or parcels on the roles of the applicable taxing authorities.

3.10.5 Third Party Rights to Properties

(a) To the Knowledge of the Companies, except as set forth in title policies provided to, and/or title commitments received by, Shurgard in connection with the transactions contemplated by this Agreement, (i) there are no Encumbrances or other agreements to which any of the Companies is a party which relates to any Property or to which any Property is subject that in any material way adversely affects the title to or the use or operation of any Property, (ii) one or more of the Companies holds good and marketable fee simple title to each Property, subject to matters of record.

(b) None of the Companies has granted to any Person any option or other right to purchase all or any portion of any Property.

(c) None of the Companies has assigned, pledged or granted any security interest with respect to any of the leases covering any portion of any Property, the rents payable thereunder or any security deposit given in connection therewith, except in connection with the Indebtedness. To the Knowledge of the Companies, no lease covering any portion of any Property, rents payable thereunder or security deposit given in connection with any lease is subject to any lien, security interest or adverse claim by any non-lessee third party, except in connection with the Indebtedness.

(d) To the Knowledge of the Companies, (i) the Properties are being operated in accordance with the terms of the rental agreements between the Companies and the tenants, (ii) each of the rental agreements between the Companies and the tenants entered into during the calendar years 2001, 2002 and 2003 is legal, valid, binding, enforceable against such tenant in accordance with its terms and is in full force and effect and (iii) no tenants are in material default, which default is continuing and not in the process of being cured, of their rental agreements for matters other than non-payment of rent.

3.11 Intellectual Property

(a) To the Knowledge of the Companies, (i) Section 3.11 of the Companies Disclosure contains a complete list, organized by Company, of all of the trade names, assumed names, trademarks, trademark applications, service marks, copyrights, computer software and other intellectual property rights owned by the Companies and used in the operation of the Business or otherwise used by the Companies in the operation of the Business (the “Companies Intellectual Property”), (ii) the Companies own or have a valid right to use all of the Companies Intellectual Property, (iii) none of the Companies is a party to or bound by any options, licenses or agreements with respect to the use or ownership of the Companies Intellectual Property, (iv) there are no Claims (and there have been no Claims since January 1, 2000) to the effect that the use of the Companies Intellectual Property by the Companies infringes on the intellectual property rights of any other Person, or that any of the Companies Intellectual Property is invalid.

(b) To the Knowledge of the Companies, none of the Business Employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any Order, that would interfere with the use of such employee’s best efforts to promote the interests of the Business or that would conflict with Business as now conducted.

(c) To the Knowledge of the Companies, each of the Companies has taken reasonable measures to protect the value (and, to the extent applicable, the confidentiality) of all Companies Intellectual Property.

3.12 Taxes

(a) For purposes of this Agreement, the term “Taxes,” means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use, business and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) any liability for taxes of a predecessor entity; and the term “Tax” means any one of the foregoing Taxes.

(b) Each of the Companies has timely filed or caused to be timely filed all reports, returns, declarations, claims for refund, information returns, statements or other similar documents, including any schedules or attachments thereto, and including any amendment thereof with respect to any Taxes (“Tax Returns”) that such Companies were required to file, except to the extent that such failure to file or delay in filing is not material to the Business. All such Tax Returns were correct and complete in all material respects and have been prepared and completed in material compliance with applicable Law. No such Tax Returns are currently the subject of audit or examination, nor has any of the Companies been notified in writing of any request for an audit or examination. None of the Companies is currently the beneficiary of any extension of time within which to file any Tax Return and, to the Knowledge of the Companies, none of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. Each of the Companies has timely withheld from employee salaries, or wages or other compensation (whether or not paid in cash) and other amounts paid to creditors, independent contractors and other third parties and paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid over for all periods under all applicable Tax or other Laws, except where such failure to withhold or pay over would not be material to the Business.

(c) There is no material dispute, claim or proposed adjustment concerning any Tax liability of any of the Companies either (i) claimed or raised by any Governmental Entity in writing or (ii) to the Knowledge of the Companies, based upon personal contact with any agent of such Governmental Entity. None of the Companies is a party to any pending action, investigation, proceeding, audit, claim or assessment by or before the IRS or any other Governmental Entity. None of the Companies has been notified in writing or, to the Knowledge of the Companies, otherwise that they are the subject of any pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment by or before the IRS or any other Governmental Entity. There are no material claims for assessment, deficiency or collection of Taxes which have not been satisfied. The IRS has not audited any Tax Return of any of the Companies since January 1, 1996.

(d) No power of attorney has been granted by any of the Companies, their shareholders or their Affiliates with respect to any matter relating to Taxes of any of the Companies.

(e) There are no Tax liens of any kind upon any property or assets of any of the Companies, except for inchoate liens for Taxes not yet due and payable.

(f) Each of the Companies has provided to Shurgard complete copies of its Federal Income Tax Returns filed for the years ended December 31, 1999, 2000 and 2001.

(g) None of the Companies, Superior Management or any ERISA Affiliate has made any payment or payments, is not obligated to make any payment or payments and is not a party to (or a participating employer in) any agreement or Employee Benefit Plan that could obligate it, the Surviving Corporation or Shurgard to make any payment or payments that would constitute an “excess parachute payment,” as defined in Section 280G of the Code (or any similar provision of state, local or foreign law) or that would otherwise not be deductible under Section 162 or Section 404 of the Code.

(h) None of the Companies is a party to any Tax allocation, Tax sharing, express or implied Tax indemnity agreement or similar agreement.

(i) None of the Companies has requested or received a ruling from any Taxing authority or signed a closing agreement with any Taxing authority.

(j) To the Knowledge of the Companies, since January 1, 1996, no claim has been made by a Taxing authority in a jurisdiction where the Companies do not file Tax Returns that any of the Companies is or may be subject to taxation by such jurisdiction.

(k) The unpaid Taxes of each of the Companies, as of the Closing Date, do not exceed the reserve for Tax liability set forth on the face of the Final Closing Balance Sheets (other than (i) any reserve for deferred Taxes established to reflect timing differences between book and tax income and (ii) with respect to real estate taxes, as contemplated by Section 2.11(a)).

(l) Neither of the Corporations is a party to any joint venture, partnership or other contact which is treated as a partnership for Federal Income Tax purposes.

(m) None of the LLCs has filed a Tax Return characterizing or an election to be characterized or treated as other than a partnership for federal, state or local income tax purposes. No LLC constitutes a “publicly traded partnership” as defined in Section 7704(b) of the Code. Other than the Organizational Documents, there are no written agreements that govern the allocation and treatment of Tax items for the LLCs.

(n) Neither of the Corporations has been a party to a distribution to which Section 355(d) or (e) of the Code applies.

(o) None of the Companies currently has or has ever had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and none of the Companies has engaged in a trade or business within, or derived any income from, any state, local or foreign jurisdiction, other than those for which Tax Returns have been duly filed by the Companies.

(p) No election has been made with respect to Taxes of any of the Companies pursuant to Sections 704, 754 or 856(1) of the Code or Treasury Regulations Section 301.7701-3.

(q) Each of the Corporations has made a valid election, effective as of such Corporation’s respective original date of its incorporation to be treated as an “S” corporation within the meaning of Section 1361(a) of the Code and any comparable provision of state or local law. For federal and applicable state and local income tax purposes, each of the Corporations has properly qualified as an “S” corporation since the effective date of such election through the date of this Agreement, and will properly qualify as an “S” corporation through and until the Closing Date in all jurisdictions in which it is subject to Tax.

(r) Neither of the Corporations, nor any qualified subchapter S subsidiary of any of the Companies has, in the past ten (10) years, (A) acquired assets from another corporation in a transaction in which the tax basis of the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired any stock of any corporation which is a qualified subchapter S subsidiary.

(s) Neither of the Corporations has or has acquired any accumulated earnings and profits (as defined in Section 312 of the Code) attributable to C corporation tax periods as of the Closing Date.

(t) None of the Companies holds any asset as inventory as described in Section 1221(a)(1) of the Code.

(u) As of the Effective Time, no Company will have any interest in or will have any outstanding loans to any subsidiary or other Person.

3.13 Labor Matters; Employees

(a) To the Knowledge of the Companies, none of the Companies has ever been a party to any collective bargaining agreement or similar agreement with any labor union or employee organization. To the Knowledge of the Companies with respect to the Business Employees, (i) the Companies are in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and Occupational Safety and Health Laws, (ii) the Companies are not engaged in any unfair labor practices, (iii) there is no Claim against any of the Companies pending or threatened before the Equal Employment Opportunity Commission or equivalent state agency, (iv) there is no unfair labor practice Claim against any of the Companies pending or threatened before the National Labor Relations Board and (v) there are no labor disputes, strikes, slowdowns or stoppage pending or threatened against the Companies.

(b) The Companies have provided to Shurgard an accurate and complete list of the following information as of December 31, 2002 for each of the Business Employees, including each Business Employee on leave of absence or layoff status: (i) name, (ii) job title and (iii) current compensation paid or payable and any change in compensation made during most recent fiscal year of the Companies.

3.14 Employee Benefit Plans

3.14.1 Employee Benefit Plan Listing

Schedule 3.14.1 contains a complete and accurate list of all Employee Benefit Plans. To the Knowledge of the Companies, none of the Companies, Superior Management or any ERISA Affiliate has any agreement, arrangement, commitment or obligation to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan.

3.14.3 Documents Provided

The Companies and Superior Management have delivered to Shurgard true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans set forth in Section 3.14.1 of the Companies Disclosure Schedule (and all amendments thereto), along with, to the extent applicable to the particular Employee

Benefit Plan, copies of the following: (a) all annual reports (Form 5500 series), including any related schedules and audit reports, filed with respect to such Employee Benefit Plan; (b) the most recent summary plan description prepared for such Employee Benefit Plan; (c) all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements relating to all Employee Benefit Plans, (d) the most recent determination letter issued by the IRS with respect to such Employee Benefit Plan that is an ERISA Pension Benefit Plan, as defined in Section 3(2) of ERISA and (e) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such ERISA Pension Benefit Plan since inception.

3.14.3	Multiemployer, Defined Benefit and Money Purchase Pension Plans and Multiple Employer Welfare Arrangements

None of the Companies, Superior Management or any ERISA Affiliate sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to) (a) a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code, (b) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code, (c) an employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, or (d) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

3.14.4 Post-Termination Welfare Benefits

None of the Companies, Superior Management or any ERISA Affiliate has any obligation under any Employee Benefit Plan or otherwise to provide life or health insurance benefits to former employees of the Companies, Superior Management, the ERISA Affiliates or any other Person, except as required by COBRA or applicable state continuation coverage requirements.

3.15 Insurance

(a) To the Knowledge of the Companies, Section 3.15 of the Companies Disclosure Schedule sets forth a list of all current insurance policies to which any of the Companies is a party and which relate to the Business or under which the Business or any of the Properties, or any director of the Companies (relating to liability in such director’s capacity as a director) is covered. The Companies have provided to Shurgard a copy of all such insurance policies.

(b) The Companies are not parties to and do not have (i) any self- insurance arrangement affecting the Business or any of the Properties, (ii) to the Knowledge of the Companies, any Contract (other than an insurance policy, or Contracts containing defense, indemnification and hold harmless provisions which are normal and customary for such Contracts and entered into in the ordinary course of business), for the transfer or sharing of any risk by any of the Companies with respect to the Business and (iii) to the Knowledge of the Companies, any obligations to third parties with respect to insurance (other than such obligations under leases and service agreements set forth in Section 3.9.1 of the Companies Disclosure Schedule) with respect to the Business or the Properties.

(c) With respect to the Business, to the Knowledge of the Companies, Section 3.15 of the Companies Disclosure Schedule sets forth, by year, for the current policy year and each of the three (3) preceding policy years (i) a summary of the loss experience under each policy and (ii) a statement describing each Claim under an insurance policy for an amount in excess of $10,000, that sets forth (A) the name of the claimant, (B) a description of the policy by insurer, type of insurance, and period of coverage, and (C) the amount and a brief description of the Claim.

(d) To the Knowledge of the Companies, all insurance policies set forth in Section 3.15 of the Companies Disclosure Schedule (i) are in full force and effect, (ii) are issued by insurers that are licensed in Minnesota, (iii) are sufficient for compliance with all Laws and Contracts which require insurance coverage in connection with the Business to which any of the Companies is a party or by which any of the Companies is bound.

(e) With respect to the Business, to the Knowledge of the Companies, none of the Companies has received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(f) Each of the Companies has paid through the date of this Agreement, and will continue to pay through the Closing Date, as and when due all premiums which relate to the Business or any of the Properties and which are due under each insurance policy issued to any of the Companies.

(g) To the Knowledge of the Companies, each of the Companies has given timely notice to the insurer of all Claims pending under the insurance policies issued to any of such Companies which relate to the Business or any of the Properties.

3.16 Compliance with Laws

(a) To the Knowledge of the Companies, the Companies are, and at all times have been, in material compliance with all Laws that are or were applicable to the Business or the ownership, operation or use of the Properties or other assets relating to the Business.

(b) To the Knowledge of the Companies, none of the Companies has received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Law relating to the Business, which condition has not been previously remedied or rectified by any of such Companies.

3.17 Licenses and Authorizations

To the Knowledge of the Companies, Section 3.17 of the Companies Disclosure Schedule sets forth an accurate and complete list of each material Authorization held by the Companies that relates to the Business. To the Knowledge of the Companies, (i) each such Authorization is valid and in full force and effect, (ii) each of the Companies is in material compliance with all the terms and requirements of each Authorization identified in Section 3.17 of the Companies Disclosure Schedule, and (iii) none of the Companies has received any notice from any Governmental Entity or any other Person regarding (A) any actual, alleged, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, or any violation of or failure to comply with any term or requirement of, any Authorization listed in Section 3.17 of the Companies Disclosure Schedule.

3.18 Legal Proceedings; Orders

(a) There is no pending Proceeding (i) that has been commenced by or against any of the Companies that relates to or may affect the Business or any of the Properties or other assets owned or used by the Companies in connection with the Business, or (ii) that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Knowledge of the Companies, (A) no such Proceeding has been threatened, and (B) no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

(b) None of the Companies is subject to any Order that relates to the Business or any of the Properties or other assets owned or used by the Companies in connection with the Business.

3.19 Environmental Matters

(a) To the Knowledge of the Companies, there has not been any Hazardous Activity on, in, under or affecting any of the Properties or any real property formerly leased or owned by the Companies (other than the Unrelated Assets), or by any means controlled by the Companies, except as in material compliance with Environmental Law.

(b) To the Knowledge of the Companies, the Properties and the Business are in material compliance with applicable Environmental Law, and the Companies have, and are in material compliance with, all Authorizations necessary for the Business under all applicable Environmental Law.

(c) To the Knowledge of the Companies, none of the Companies has received any written or oral notice from any Governmental Entity or any other Person, and there is no pending or threatened Proceeding relating to the Business that (i) alleges a violation of any Environmental Law by the Companies, (ii) alleges that any of the

Companies is a liable party or a potentially responsible party under CERCLA, or any other Environmental Law, (iii) has resulted in or could result in the attachment of an environmental lien on any of the Properties or (iv) alleges that any of the Companies is liable for any contamination or damages to the Environment, contamination of the Properties, property damage or personal injury based on their activities or the activities of their predecessors or third parties (whether at the Properties or elsewhere, other than with respect to the Unrelated Assets) involving Hazardous Materials, whether arising under the Environmental Law, common law principles, or other legal standards.

(d) To the Knowledge of the Companies, none of the Companies is currently subject to or has incurred in the last three (3) years, any material Environmental, Health and Safety Liabilities, including without limitation, liabilities with regard to any Property or any real property formerly leased or owned by the Companies (other than the Unrelated Assets) or to the conduct of the Business.

3.20 Certain Payments

To the Knowledge of the Companies, none of the Companies nor any director, officer, agent, or employee of any of the Companies, nor any other Person associated with or acting for or on behalf of any of the Companies with respect to the Business, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, or (c) to obtain special concessions or for special concessions already obtained.

3.21 Brokers or Finders

Other than Lehman Brothers, none of the Companies nor any Person acting on behalf of any of the Companies has directly or indirectly incurred, nor will incur as a result of any action taken by or on behalf of any of the Companies, any liability for brokerage or finders’ fees or agents’ commissions or any similar fees, charges or payments in connection with this Agreement, or any transaction contemplated hereby.

3.22 Relationships with Related Persons

None of the Companies nor any Related Person of any of the Companies owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person (other than less than five percent (5%) of the outstanding capital stock of a publicly traded corporation) that has (a) had business dealings or a material financial interest in any transaction with any of the Companies relating to the Business since January 1, 1998, or (b) engaged in competition with any of the Companies in the Business.

“Related Person” shall mean:

(a) with respect to a particular individual (i) each member of such individual’s Family (as defined below), (ii) any Affiliate of such individual or of one or more members of such individual’s Family and (iii) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, member, executor or trustee (or in a similar capacity) of such specified Person; and

(b) with respect to a specified Person other than an individual, (i) any Affiliate of such specified Person and (ii) any Person that serves as a director, officer, partner, member, executor, or trustee (or in a similar capacity) of such specified Person; provided that none of the Companies or Owners shall be deemed to be a related Person of any other Owner or any other Company.

(c) for purposes of this definition, the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any lineal ancestor or lineal descendant of the individual or (iv) a trust for the benefit of any of the foregoing.

3.23 Assets of the Business

The Properties and other assets remaining in the Companies as of the Closing Date, after giving effect to the Unrelated Assets Transfer, the Recapitalization, the payment of the Indebtedness (other than the Permitted Indebtedness) and the receipt of the Contribution Notes shall constitute all of the assets and properties used by the Companies to operate the Business currently and during the last fiscal year other than (i) inventory or obsolete equipment disposed of in the ordinary course of business and (ii) the assets used in the management of the Business and located at the headquarters of the Companies.

ARTICLE IV

REPRESENTATION AND WARRANTIES OF THE TRUSTS

Each of the Trusts, with respect to itself and not jointly with respect to any other Trust, represents and warrants to Shurgard that, except as set forth in the corresponding section of the Companies Disclosure Schedule:

4.1 Authority

Each of the Trusts has the necessary power or capacity (as the case may be) and authority to execute and deliver this Agreement and the Registration Rights Agreement, to make the representations, warranties and covenants herein and to perform the obligations hereunder and thereunder. Each of this Agreement and the Registration Rights Agreement has been duly executed and delivered by the Trusts and, assuming due execution and delivery by the other Parties hereto, is a legal, valid and binding obligation of such Trust, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

4.2 Consents; Noncontravention

Except (a) for any applicable requirements of the Securities Act, the Exchange Act and state securities laws, (b) for the filing and recordation of the Articles of Merger as required by applicable Law, and (c) as set forth in this Agreement, the execution, delivery and performance of this Agreement and the Voting Agreement by such Trust will not (i) constitute a violation (with or without the giving of notice or lapse of time or both) of any provision of any Law or Order applicable to such Trust, (ii) require any consent, approval or authorization of, or notice to, any Person or Government Entity, (iii) result in a default under, an acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which such Trust is a party or by which such Trust is bound or (iv) result in the creation or imposition of any Encumbrance on any of the Corporation Stock or LLC Membership Interests held by such Trust.

4.3 Ownership of Shares

As of the date hereof, each of the Schwalbach Trust and NBS owns, beneficially and of record, the Corporation Stock and LLC Membership Interests set forth on Section 3.3.1 of the Companies’ Disclosure Schedule, which as of the Effective Time will be free and clear of any Encumbrance. As of the date hereof, each of the Stotesbery Trust and NDLC owns, beneficially and of record, the Corporation Stock and LLC Membership Interests set forth on Section 3.3.1 of the Companies’ Disclosure Schedule, which as of the Effective Time will be free and clear of any Encumbrance. As of the Effective Time, each of the Schwalbach Trust and NBS will own, beneficially and of record, the Corporation Stock and LLC Membership Interests set forth on Schedule A, free and clear of any Encumbrance. As of the Effective Time, each of the Stotesbery Trust and NDLC will own, beneficially and of record, the Corporation Stock and the LLC Membership Interests set forth on Schedule A, free and clear of any Encumbrance.

4.4 Claims Against the Company

Neither the Schwalbach Trust, NBS or Schwalbach has any past, present or contemplated Claims again any of the Companies. Neither the Stotesbery Trust, NDLC or Stotesbery has any past, present or contemplated Claims against any of the Companies.

4.5 Sophistication; Accreditation

(a) The Schwalbach Trust represents and warrants to Shurgard for itself and for NBS as follows:

(i) Such Owner is in a financial position to hold the Shurgard Common Stock for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of his, her or its investment in the Shurgard Common Stock.

(ii) Such Owner acknowledges that it has received and had the opportunity to review to such Owner’s satisfaction the materials disseminated by the Companies in connection with the written consent of shareholders and members to approve the Merger and the transactions contemplated thereby, including the Shurgard SEC Filings.

(iii) Such Owner has obtained, to the extent that it deems necessary, professional advice with respect to the risks inherent in acquiring the Shurgard Common Stock, the financial condition of Shurgard and the suitability of an investment in the Shurgard Common Stock in light of such Owner’s financial condition and investment needs.

(iv) Such Owner, either alone or with the assistance of his, her or its professional advisors, is a sophisticated investor, is able to fend for himself, herself or itself in the transactions contemplated by this Agreement relating to the Shurgard Common Stock and has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of the prospective investment in the Shurgard Common Stock.

(v) Such Owner is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

(vi) The Shurgard Common Stock is being acquired by such Owner for investment for his, her or its respective account, not as a nominee or agent, and not with a view to the distribution of any part thereof; such Owner has no present intention of selling, granting any participation in or otherwise distributing any of the Shurgard Common Stock in a manner contrary to the Securities Act or to any applicable state securities or Blue Sky law, nor does such Owner have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant a participation to such person or entity with respect to any of the Shurgard Common Stock.

(vii) Such Owner acknowledges that the Shurgard Common Stock has not been and will not prior to issuance be registered under the Securities Act and that the Shurgard Common Stock is characterized under the Securities Act as “restricted securities” and, therefore, cannot be sold or transferred until such sale or transfer is registered under the Securities Act as provided in this Agreement or an exemption from such registration is available.

(viii) Such Owner has been advised that the Shurgard Common Stock is being issued in the Merger pursuant to exemptions from applicable federal and state securities laws, and that Shurgard’s reliance on such exemptions is predicated in part on such Owner’s representations contained herein.

(ix) For purposes of the application of state securities laws, each Owner is a resident of the state of Minnesota.

(x) Such Owner understands that certificates or other instruments representing the Shurgard Common Stock being issued in the Merger will bear legends substantially similar to the following, in addition to any other legends required by federal or state laws:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (ii) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THIS CORPORATION STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (iii) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

Such Owner agrees that, in order to ensure and enforce compliance with the restrictions imposed by applicable law and those referred to in the foregoing legends, or elsewhere herein, Shurgard may issue appropriate “stop transfer” instructions to its transfer agent, if any, with respect to any certificate or other instrument representing the shares of Shurgard Common Stock being issued in the Merger.

(b) The Stotesbery Trust represents and warrants to Shurgard for itself and for NDLC as follows:

(i) Such Owner is in a financial position to hold the Shurgard Common Stock for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of his, her or its investment in the Shurgard Common Stock.

(ii) Such Owner acknowledges that it has received and had the opportunity to review to such Owner’s satisfaction the materials disseminated by the Companies in connection with the written consent of shareholders and members to approve the Merger and the transactions contemplated thereby, including the Shurgard SEC Filings.

(iii) Such Owner has obtained, to the extent that it deems necessary, professional advice with respect to the risks inherent in acquiring the Shurgard Common Stock, the financial condition of Shurgard and the suitability of an investment in the Shurgard Common Stock in light of such Owner’s financial condition and investment needs.

(iv) Such Owner, either alone or with the assistance of his, her or its professional advisors, is a sophisticated investor, is able to fend for himself, herself or itself in the transactions contemplated by this Agreement relating to the Shurgard Common Stock and has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of the prospective investment in the Shurgard Common Stock.

(v) The Stotesbery Trust is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act. NDLC in not an “accredited investor” under Rule 501(a) of Regulation D, but each of the equity owners of NDLC, if not an “accredited investors,” has appointed Stotesbery as his or her “purchaser representative” as defined in Rule 501(h) of Regulation D under the Securities Act, Stotesbery qualifies as a “purchaser representative” under such Rule 501(h) and Stotesbery hereby agrees to act as “purchaser representative” in connection with the Merger.

(vi) The Shurgard Common Stock is being acquired by such Owner for investment for his, her or its respective account, not as a nominee or agent, and not with a view to the distribution of any part thereof; such Owner has no present intention of selling, granting any participation in or otherwise distributing any of the Shurgard Common Stock in a manner contrary to the Securities Act or to any applicable state securities or Blue Sky law, nor does such Owner have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant a participation to such person or entity with respect to any of the Shurgard Common Stock.

(vii) Such Owner acknowledges that the Shurgard Common Stock has not been and will not prior to issuance be registered under the Securities Act and that the Shurgard Common Stock is characterized under the Securities Act as “restricted securities” and, therefore, cannot be sold or transferred until such sale or transfer is registered under the Securities Act as provided in this Agreement or an exemption from such registration is available.

(viii) Such Owner has been advised that the Shurgard Common Stock is being issued in the Merger pursuant to exemptions from applicable federal and state securities laws, and that Shurgard’s reliance on such exemptions is predicated in part on such Owner’s representations contained herein.

(ix) For purposes of the application of state securities laws, each Owner is a resident of the state of Minnesota.

(x) Such Owner understands that certificates or other instruments representing the Shurgard Common Stock being issued in the Merger will bear legends substantially similar to the following, in addition to any other legends required by federal or state laws:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (ii) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THIS CORPORATION STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (iii) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

Such Owner agrees that, in order to ensure and enforce compliance with the restrictions imposed by applicable law and those referred to in the foregoing legends, or elsewhere herein, Shurgard may issue appropriate “stop transfer” instructions to its transfer agent, if any, with respect to any certificate or other instrument representing the shares of Shurgard Common Stock being issued in the Merger.

(c) Notwithstanding the representations made by the Owners in Sections 4.5(a) and (b) and the restrictions set forth in Section 1.7 of the Registration Rights Agreement, the Owners, collectively, may transfer up to 200,000 shares of Shurgard Common Stock in a private transaction that otherwise complies with the requirements of Section 4.5.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SHURGARD

Shurgard represents and warrants to the Owners that, except as set forth in the corresponding section of the Shurgard Disclosure Schedule:

5.1 Organization; Qualification; Good Standing

Each of Shurgard and the Merger Subsidiary is a corporation duly organized and validly existing under the laws of the State of Washington and has the requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted. Each of Shurgard and the Merger Subsidiary is duly qualified to do business licensed as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not have a Shurgard Material Adverse Effect.

5.2 Capitalization

5.2.1 Authorized Capital

(a) As of March 7, 2003, the authorized capital stock of Shurgard consisted of (i) 120,000,000 shares of Shurgard Common Stock, of which there were 35,960,040 shares issued and outstanding, (ii) 500,000 shares of Class B Common Stock, with a par value of $0.001 per share, of which there were no shares issued and outstanding, (iii) 160,000,000 shares of Excess Stock, of which there were no shares issued and outstanding and (iv) 40,000,000 shares of Preferred Stock, of which 2,800,000 shares were designated Series A Junior Participating Preferred Stock, none of which were issued and outstanding, 2,000,000 shares were designated 8.80% Series B Cumulative Redeemable Preferred Stock, none of which were issued and outstanding, 2,000,000 shares were designated 8.70% Series C Cumulative Redeemable Preferred Stock, all of which were issued and outstanding and 3,450,000 shares were designated 8.75% Series D Cumulative Redeemable Preferred Stock, all of which were issued and outstanding.

(b) The authorized capital stock of Merger Subsidiary consists of 50,000 shares of common stock, par value $0.001 per share (“Merger Subsidiary Common Stock”), 1,000 of which are issued and outstanding and owned by Shurgard.

(c) All issued and outstanding shares of Shurgard Common Stock and Merger Subsidiary Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights.

5.2.2 Other Rights

Except as set forth in Section 5.2.1, no shares of capital stock or other equity or voting securities of Shurgard are reserved for issuance or are outstanding. All shares of Shurgard Common Stock were offered and sold in compliance with all applicable state and federal securities laws, rules and regulations. Except as set forth in Section 5.2.1, there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, rights of first refusal or rights of first offer, agreements, arrangements or undertakings of any kind to which Shurgard is a party, or by which it is bound, obligating Shurgard to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of Shurgard or obligating Shurgard to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not, as of the date of this Agreement, any registration rights agreements, shareholder agreements, voting trusts or proxies or other agreements or understandings to which Shurgard is a party or by which it is bound relating to the voting of any shares of the capital stock of Shurgard or obligating (contingently or otherwise) Shurgard to purchase, redeem or otherwise acquire any of its capital stock or to pay any dividend or make any other distribution in respect thereof.

5.3 Authorization and Enforceability

(a) Shurgard has all necessary corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Shurgard of this Agreement and the Registration Rights Agreement, and the consummation by Shurgard of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of Shurgard, and no other action of the board of directors or shareholders of Shurgard, or other corporate proceeding on the part of Shurgard, is necessary to authorize this Agreement and the Registration Rights Agreement and consummate the transactions contemplated hereby and thereby.

(b) Each of this Agreement and the Registration Rights Agreement has been duly and validly executed and delivered by Shurgard and, assuming due execution and delivery by the other Parties hereto, constitutes the valid and binding obligation of Shurgard, enforceable against Shurgard in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

(c) Merger Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Merger Subsidiary of this Agreement, and the consummation by Merger Subsidiary of the transactions contemplated hereby, have been duly and validly authorized and approved by the board of directors of Merger Subsidiary and by Shurgard as the sole shareholder of Merger Subsidiary, and no other action of board of directors or shareholders of Merger Subsidiary, or other corporate proceeding on the part of Merger Subsidiary, is necessary to authorize this Agreement and consummate the transactions contemplated hereby.

(d) This Agreement has been duly and validly executed and delivered by Merger Subsidiary and, assuming due execution and delivery by the other Parties hereto, constitutes the valid and binding obligation of Merger Subsidiary, enforceable against Merger Subsidiary in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

5.4 Issuance of Shurgard Common Stock

The shares of Shurgard Common Stock to be issued and delivered in the Merger pursuant to Article II, including the additional shares, if any, to be issued pursuant to Section 2.12: (a) have been duly authorized and, when issued and delivered to the Owners in connection with the Merger, will be validly issued, fully paid and nonassessable and free of any preemptive or similar rights, and (b) shall be duly listed for trading on the NYSE, subject only to official notice of issuance.

5.5 Consents; Noncontravention

Except for (a) any applicable requirements of the Securities Act, the Exchange Act, and state securities laws and the NYSE and (b) the filing and recordation of the Articles of Merger as required by applicable Law, the authorization, execution and delivery by Shurgard and Merger Subsidiary of this Agreement, and the consummation of the transactions contemplated hereby will not: (i) violate any provision of the articles of incorporation or bylaws of Shurgard or Merger Subsidiary; (ii) violate any Law or Order of any Governmental Entity or any nongovernmental self-regulatory agency to which Shurgard or any of its subsidiaries or any of their respective properties or assets may be subject; (iii) require any filing with or permit, consent, or approval to be obtained from any Governmental Entity or any nongovernmental self-regulatory agency to which Shurgard or any of its subsidiaries or any of their respective properties or assets may be subject; or (iv) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Encumbrance on any of the properties or assets of Shurgard or any of its subsidiaries under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, or other instrument or obligation to which Shurgard or any of its subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound.

5.6 Shurgard SEC Filings; Financial Statements; Liabilities

(a) Shurgard has timely filed all forms, reports, registration statements, prospectuses and documents required to be filed by it with the SEC under the Securities Act or the Exchange Act since January 1, 2001 (such forms, reports, registration statements, prospectuses and documents, together with any amendments thereto, are referred to as the “Shurgard SEC Filings”). As of their respective dates, the Shurgard SEC Filings (i) were prepared in accordance with and complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included or incorporated by reference in the Shurgard SEC Filings (A) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), subject, in the case of unaudited interim financial statements, to the absence of notes and to year-end adjustments, (B) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (C) fairly present the consolidated financial position of Shurgard and its consolidated subsidiaries as of the dates thereof and the results of operations, cash flows, and changes in shareholders’ equity for the periods set forth therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that were not and are not expected to have a Shurgard Material Adverse Effect).

(b) Except as and to the extent set forth on the consolidated balance sheet of Shurgard and its consolidated subsidiaries as of December 31, 2002, including the notes thereto, neither Shurgard nor any of its consolidated subsidiaries has any indebtedness, liability or obligation of any nature (whether accrued, absolute, contingent or otherwise, and whether due or to become due) except for indebtedness, liabilities and obligations (i) incurred since December 31, 2002 which would not, individually or in the aggregate, have a Shurgard Material Adverse Effect or (ii) incurred pursuant to this Agreement.

5.7 Absence of Changes

Since December 31, 2002:

(a) Shurgard has conducted its business in the ordinary course of business, consistent with past practice, and there has not been: (i) any changes, events or conditions with respect to Shurgard that has had a Shurgard Material Adverse Effect; (ii) any amendment of any material term of any outstanding equity security of Shurgard; (iii) any Losses to the properties or assets of Shurgard or its subsidiaries whether or not covered by insurance, which would result in a Shurgard Material Adverse Effect; or (iv) any change in accounting methods, principles or practices by Shurgard affecting its assets, liabilities or business.

(b) To the Knowledge of Shurgard, Shurgard has not had any material change in its relations with its employees, vendors or tenants, in each case considered as a whole.

(c) Other than in the ordinary course of business consistent with past practice, Shurgard has not (i) made any upward adjustments to, written up or otherwise increased the book value of any of its assets, (ii) reduced, written off or otherwise decreased the amount of any obligation or liability or (iii) to the Knowledge Shurgard, mortgaged, pledged or taken any action that may result in the imposition of any Encumbrance on any of its assets.

5.8 Real Property Improvements

To the Knowledge of Shurgard, other than amounts for maintenance and capital expenditures described in the Shurgard SEC Filings, (i) all of the improvements on the Shurgard Real Property (other than real property formerly leased or owned by Shurgard), including signs located on or adjacent to such Shurgard Real Property, are in good condition and repair (subject only to ordinary wear and tear), free of infestation and free of physical, mechanical, structural, design and construction defects, (ii) all water, electric, sewer, plumbing, heating, ventilating, gas and air conditioning servicing such improvements are in good condition and repair (subject only to ordinary wear and tear) and are free of defects, except as would not have a Shurgard Material Adverse Effect.

5.9 Intellectual Property

To the Knowledge of Shurgard, Shurgard and its subsidiaries own or have a valid right to use all patents, trademarks, trademark registrations, service marks, service mark registrations, trade names, copyrights, licenses, inventions, trade secrets and other intellectual property rights owned by Shurgard and its subsidiaries or otherwise used by Shurgard or its subsidiaries in the operation of their respective businesses (the “Shurgard Intellectual Property”). To the Knowledge of Shurgard, there are no Claims to the effect that the use of the Shurgard Intellectual Property by Shurgard or its subsidiaries infringes on the intellectual property rights of any other Person, or that any of the Shurgard Intellectual Property is invalid, which Claim, if determined adversely to the Shurgard, would have a Shurgard Material Adverse Effect. To the Knowledge of Shurgard, Shurgard and its subsidiaries have taken reasonable measures to protect the value (and to the extent applicable, the confidentiality of) all Shurgard Intellectual Property, except where the failure to do so would have a Shurgard Material Adverse Effect.

5.10 Environmental Matters

(a) To the Knowledge of Shurgard, there has not been any Hazardous Activity on, in, under or affecting any real property currently or formerly leased or owned or by any means controlled by Shurgard or its subsidiaries (the “Shurgard Real Property”), except as in compliance with Environmental Law or as would not have a Shurgard Material Adverse Effect.

(b) To the Knowledge of Shurgard, the Shurgard Real Property and the operations of Shurgard and its subsidiaries with respect to the Shurgard Real Property are in compliance with applicable Environmental Law, and Shurgard and its subsidiaries have, and are in compliance with, all Authorizations necessary to operate under all applicable Environmental Law, except as would not have a Shurgard Material Adverse Effect.

(c) To the Knowledge of Shurgard, except as set forth in the environmental site assessments obtained by Shurgard in the ordinary course of business, neither Shurgard nor its subsidiaries has received any written or oral notice from any Governmental Entity or any other Person and, there is no pending or threatened Proceeding that (i) alleges a violation of any Environmental Law by Shurgard or its subsidiaries (ii) alleges that Shurgard or its subsidiaries is a liable party or a potentially responsible party under CERCLA, or any other Environmental Law, (iii) has resulted in or could result in the attachment of an environmental lien on any of the Shurgard Real Property, or (iv) alleges that Shurgard or its subsidiaries are liable for any contamination of or damage to the Environment, contamination of the Shurgard Real Property, property damage, or personal injury based on their activities or the activities of their predecessors or third parties (whether at the Shurgard Real Property or elsewhere) involving Hazardous Materials, whether arising under the Environmental Law, common law principles, or other legal standards.

(d) To the Knowledge of Shurgard, Shurgard is not currently subject to or has not incurred in the last three (3) years, any Environmental, Health and Safety Liabilities, including without limitation, liabilities with regard to any real property currently lease or owned or any real property formerly leased or owned by Shurgard, except as would not have a Shurgard Material Adverse Effect.

5.11 Taxes

(a) Shurgard and each of its subsidiaries have timely filed all Tax Returns required to be filed, which Tax Returns are complete and correct, and neither Shurgard nor any subsidiary is in default in the payment of any Taxes which were payable pursuant to said Tax Returns or any assessments with respect thereto, except where such failure to file or default in payment would not have a Shurgard Material Adverse Effect. With respect to such Tax Returns, Shurgard is not subject to any audit or examination in which either (i) Shurgard’s ongoing qualification as a REIT pursuant to the Code and any corresponding state Tax authority is in question or dispute or (ii) there is any issue which, if decided against Shurgard, would result in a Shurgard Material Adverse Effect. To the Knowledge of Shurgard, each of Shurgard and its subsidiaries has timely withheld from employee salaries, or wages or other compensation (whether or not paid in cash) and other amounts paid to creditors, independent contractors and other third parties and paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid over for all periods under all applicable Tax or other Laws, other than such amounts as would not constitute a Shurgard Material Adverse Effect.

(b) There is no dispute, claim or proposed adjustment concerning any Tax liability of any of Shurgard or its subsidiaries either (i) claimed or raised by any Governmental Entity in writing or (ii) to the Knowledge of Shurgard, based upon personal contact with any agent of such Governmental Entity, which in either case would have a Shurgard Material Adverse Effect. None of Shurgard or its subsidiaries is a party to any pending action, investigation, proceeding, audit, claim or assessment by or before the IRS or any other Governmental Entity in which either (A) Shurgard’s ongoing qualification as a REIT pursuant to the Code or any corresponding state Tax authority is in question or dispute or, (B) there is any issue which, if decided against Shurgard, would result in a Shurgard Material Adverse Effect. To the Knowledge of Shurgard, none of Shurgard or its subsidiaries has been notified that they are the subject of any pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment before the IRS or any other Governmental Entity in which either (1) Shurgard’s ongoing qualification as a REIT pursuant to the Code or any corresponding state Tax authority is in question or dispute or, (2) there is any issue which, if decided against Shurgard, would result in a Shurgard Material Adverse Effect. There are no material claims for assessment, deficiency or collection of Taxes which have not been satisfied. The IRS has not audited any Tax Return of Shurgard since January 1, 1996.

(c) To the Knowledge of Shurgard, since January 1, 1996, no claim has been made by a Taxing authority in a jurisdiction where Shurgard and its subsidiaries do not file Tax Returns that any of Shurgard or its subsidiaries is or may be subject to taxation by such jurisdiction, except to the extent that such claim or the filing of such Tax Returns would not have a Shurgard Material Adverse Effect.

5.12 Compliance with Laws

(a) To the Knowledge of Shurgard, Shurgard is and at all times has been in compliance with all Laws that are or were applicable to Shurgard or to the conduct or operation of its business or the ownership, operation or use of any of its assets, except as would not have a Shurgard Material Adverse Effect.

(b) To the Knowledge of Shurgard, Shurgard has not received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, which condition has not been previously remedied or rectified by Shurgard, except as would not have a Shurgard Material Adverse Effect.

5.13 Certain Payments

To the Knowledge of Shurgard, neither Shurgard, nor any director, officer, agent, or employee of Shurgard, nor any other Person associated with or acting for or on behalf of Shurgard has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, or (c) to obtain special concessions or for special concessions already obtained, for or in respect of Shurgard.

5.14 Relationships with Related Persons

To the Knowledge of Shurgard, (i) since January 1, 2002, none of the Executive Officers has received any perquisites or other personal benefits from Shurgard, (ii) since January 1, 2002, none of the Executive Officers or directors of Shurgard or any of their immediate family has any direct or indirect interest in any transaction or series of transactions, or currently proposed transaction to which Shurgard or any of its subsidiaries was or is to be a party, (iii) since January 1, 2000, none of the non-employee directors of Shurgard nor any Family Member of such directors has received in any fiscal year any compensation from Shurgard in excess of $60,000 other than as an employee or director, (iv) since January 1, 2000, no Family Member of the non-employee directors of Shurgard has been an executive officer of Shurgard, (v) no member of the immediate family of an Executive Officer is or has been an employee of Shurgard since January 1, 2003, and (vi) none of the Executive Officers or directors of Shurgard is an executive officer or more than 10% equity owner of any entity that made payment to or received payments from Shurgard since January 1, 2002.

5.15 REIT Status

Shurgard was organized as and has qualified as a REIT under Sections 856 through 858 of the Code for each of its taxable years ended December 31, 1995 through December 31, 2002, and Shurgard will continue to qualify as a REIT under the Code up to and as of the Effective Time.

5.16 Legal Proceedings

(a) There are no Proceedings pending against Shurgard or its subsidiaries, or to which Shurgard, its subsidiaries or any of their respective properties is subject, that (i) are required to be described in the Shurgard SEC Filings but are not described as required or (ii) challenge, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Knowledge of Shurgard, (A) no such Proceeding has been threatened, and (B) no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

(b) Neither Shurgard or its subsidiaries is subject to any Order that relates to the business of Shurgard or its subsidiaries, or any of the assets owned or used by Shurgard or its subsidiaries and that, in any case, would have a Shurgard Material Adverse Effect.

5.17 Brokers or Finders

Neither Shurgard nor any Person acting on behalf of Shurgard has directly or indirectly incurred, nor will incur as a result of any action taken by or on behalf of Shurgard, any liability for brokerage or finders’ fees or agents’ commissions or any similar fees, charges or payments in connection with this Agreement, or any transaction contemplated hereby.

5.18 Continuity of Business

Shurgard intends to continue the historic business of the Corporations within the meaning of IRS regulation §1.368-l(d).

ARTICLE VI

COVENANTS

6.1 Access

From the date of this Agreement through the Closing Date, the Owners shall (a) give Shurgard full access, during normal business hours and upon reasonable notice, to all Properties and other facilities of the Companies relating to the Business, (b) furnish Shurgard with all documents and information relating to the Business as may be reasonably requested by Shurgard, (iii) permit Shurgard to review all of the books and records and Contracts of the Companies relating to the Business as may be reasonably requested by Shurgard, and (iv) fully cooperate with Shurgard in their investigation and examination of the Properties and the Business.

6.2 Confidentiality

In the event that the Closing under this Agreement shall not occur, the Confidentiality Agreements dated September 23, 2002 and December 16, 2002, by and between Shurgard and the Companies shall survive the termination of this Agreement and shall remain in full force and effect.

6.3 Conduct of Business of Companies

Except as provided in or contemplated by this Agreement, including the Unrelated Assets Transfer, the Recapitalization, the payment of the Indebtedness, (other than the Permitted Indebtedness) and the receipt of the Contribution Notes unless Shurgard shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until the Effective Time, each of the Companies will conduct the Business, to the extent commercially reasonable, according to its ordinary and usual course of business and consistent with past practice, and each of the Companies will use its commercially reasonable efforts to preserve the Business substantially intact, to keep available the services of its key Business Employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having material business relationships with the Business. The Trusts will promptly advise Shurgard of any material change in the present or planned business, properties, liabilities, results of operations or financial condition of the Business. The Companies will, prior to distributing or otherwise circulating any notices, directives or other communications directed to all or groups of tenants or vendors which relate to the transactions contemplated hereby or to the operation of the Business after the Closing, consult with Shurgard and give Shurgard reasonable opportunity to comment thereon. The Companies will provide Shurgard with copies of written communications (or a summary of the general theme of any oral communications) to all Business Employees or groups of Business Employees which relate to the transactions contemplated hereby or to the operation of the Business after Closing. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement, from the date of this Agreement until the Effective Time, none of the Companies, without the prior written consent of Shurgard (such consent not to be unreasonably withheld, conditioned or delayed), will, except as contemplated in this Agreement, including the Unrelated Assets Transfer, the Recapitalization, the payment of Indebtedness (other than the Permitted Indebtedness) and the receipt of the Contribution Notes:

(a) (i) make any change in its authorized or issued and outstanding capital stock or membership interests, enter into any agreement with respect to the issuance (including warrants, rights and options) or acquisition of any of its capital stock or membership interests, or effected any recapitalization, reclassification or similar change, (ii) amend the articles of incorporation or articles of organization of any of the Companies or

(iii) effect any material change in the accounting policies, practices or principles with respect to the business of any of the Companies, including with respect to the preparation of Financial Statements, other than with respect to the reporting of items on the Preliminary Closing Balance Sheets and the Final Closing Balance Sheets as contemplated by Section 2.11.

(b) other than in the ordinary course of business, consistent with past practices, or in accordance with the 2003 budget provided by the Companies to Shurgard, (i) commit to make any capital expenditures, (ii) waive or commit to waive any rights, or (iii) purchase, lease, sell, exchange or otherwise dispose of or acquire any assets.

(c) (i) make or agree to make any increase in the compensation payable or to become payable to any Business Employee, except for (A) regularly scheduled increases in compensation payable or otherwise occurring in the ordinary course of business, consistent with past practices, (B) increases according to the terms of an employment agreement disclosed in Section 3.9 of the Companies Disclosure Schedule, (C) retention bonuses in an aggregate amount to be determined by the Trusts, which amount shall be set forth as a liability on the Final Closing Balance Sheets, unless paid prior to the date of the Final Closing Balance Sheets or (D) bonuses agreed to be funded by Shurgard which will not be set forth as a liability or the Final Closing Balance Sheets or (ii) make or agree to make any material change in any Employee Benefit Plan.

(d) other than in the ordinary course of business consistent with past practices, (i) make any upward adjustments to, write up or otherwise increase the book value of any of its assets or (ii) reduce, write off or otherwise decrease the amount of any of its obligations or liabilities, or (iii) mortgage, pledge or take any action that may result in the imposition of any Encumbrance on any of its assets.

(e) terminate any Contract involving a total remaining commitment by or to any of the Companies of more than $10,000.

(f) agree or consent, whether in writing or otherwise, to do any of the foregoing.

6.4 Conduct of Business of Shurgard

Except as provided in or contemplated by this Agreement, from the date of this Agreement until the Effective Time, Shurgard will continue to engage in the self-storage business, and no other business except related businesses of a nature currently operated by Shurgard as described in the Shurgard SEC Filings, and use its commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its key employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having material business relationships with it. Shurgard will promptly advise the Companies of any material change in the business, properties, liabilities, results of operations or financial condition of Shurgard during such period. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement, from the date of this Agreement until the Effective Time, Shurgard will not, without the prior written consent of the Trusts (such consent not to be unreasonably withheld or delayed):

(a) except as set forth in Section 6.4 of the Shurgard Disclosure Schedule, issue any shares of Shurgard Common Stock for cash, the gross proceeds of which would exceed $70 million, unless the offering price of such Shurgard Common Stock equals or exceeds $31.00 per share;

(b) amend its articles of incorporation;

(c) alter or revise its accounting principles, procedures, methods or practices in any material respect, except as required by applicable Law or by a change in GAAP and concurred with by Shurgard’s independent public accountants;

(d) other than in the ordinary course of business consistent with past practice, (i) make any upward adjustment, write up or otherwise increase the book value of any of its assets, or (ii) reduce, write off or otherwise decrease the amount of any of its obligations or liabilities;

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization or sell all or substantially all of its assets;

(f) knowingly take any action that would result in a failure to maintain the trading of Shurgard Common Stock on the NYSE; or

(g) agree or consent, whether in writing or otherwise, to do any of the foregoing.

6.5 No Solicitation

From the date hereof until the Effective Time or the earlier termination of this Agreement, the Trusts shall not, and shall cause each of the Companies and their respective officers, directors, employees, representatives, agents, or Affiliates (including, but not limited to any investment banker, attorney, or accountant retained by any of the Trusts or Companies), not to, directly or indirectly, solicit, initiate, participate in or knowingly encourage in any way discussions or negotiations with, or knowingly provide any nonpublic information to, any corporation, partnership, person, or other entity or group (other than Shurgard or any Affiliate or agent of Shurgard) concerning any proposed merger, share exchange, sale of material assets or other business combination transaction, or otherwise attempt to make or implement or knowingly encourage any such transaction. The Trusts will promptly notify Shurgard if the Companies receive any proposal or inquiry with respect to any of the foregoing transactions and identify the party making any such proposal or inquiry. Notwithstanding the foregoing, the Owners and the Companies shall be permitted to (a) complete the Unrelated Assets Transfer and Recapitalization as contemplated by this Agreement or (b) otherwise sell or dispose of the Unrelated Assets.

6.6 Third Party Consents

Each of the Companies will, at its own cost and expense, use all commercially reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of the Companies to promptly consummate the transactions contemplated hereby. Shurgard will cooperate with the Companies in connection with obtaining such approvals and consents. Shurgard will, at its own cost and expense, use all commercially reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of Shurgard to promptly consummate the transactions contemplated hereby. The Owners and the Companies will cooperate with Shurgard in connection with obtaining such approvals and consents.

6.7 Expenses

Whether or not the Merger is consummated, each party will pay all costs and expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby, including, without limitation, all legal, accounting, investment banking, broker, financial advisory, consulting and all other fees and expenses of third parties. In the event that the Merger is consummated, all expenses incurred by any of the Companies will be reflected in the Preliminary Closing Balance Sheets and the Final Closing Balance Sheets unless paid prior to the date of the Final Closing Balance Sheets. Notwithstanding the foregoing, all costs and expenses related to surveys, environmental reports and title commitments and/or title insurance relating to the Properties shall be borne by Shurgard.

6.8 Further Actions

Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the Parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each Party to this Agreement shall take all such necessary action.

6.9 Regulatory Approvals

The Companies, the Trusts and Shurgard each agree to use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things as may be necessary under federal or state securities laws, and will file as soon as reasonably practicable and, if appropriate, use commercially reasonable efforts to have declared effective or approved all documents and notifications with the SEC and other Governmental Entities that they deem necessary or appropriate for, the consummation of the Merger or any of the other transactions contemplated hereby, and each Party shall give the other information reasonably requested by such other Party pertaining to it and its Affiliates to enable such other Party to take such actions.

6.10 Certain Notifications

Each of the Companies and the Trusts shall promptly notify Shurgard in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by any of the Companies or the Trusts to satisfy any of the conditions specified in Section 7.1 or 7.2. Shurgard shall promptly notify the Trusts in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by Shurgard to satisfy any of the conditions specified in Section 7.1 or 7.3.

6.11 NYSE Listing Application

Shurgard shall promptly prepare and submit to the NYSE a listing application for the Shurgard Common Stock to be issued in the Merger pursuant to Article II of this Agreement, and shall use commercially reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Shurgard Common Stock, subject only to official notice to the NYSE of issuance. The Trusts shall cooperate with Shurgard in such listing application.

6.12 Employee Matters

(a) From and after the Effective Time, Shurgard shall employ all of the Identified Employees on terms substantially consistent with Shurgard’s current employment practices and shall make available to all Identified Employees all “employee benefit plans” (as defined in Section 3(3) of ERISA) sponsored or maintained or contributed to by Shurgard or any ERISA Affiliate of Shurgard (the “Shurgard Employee Benefit Plans”).

(b) With respect to any Shurgard Employee Benefit Plans in which the Identified Employees may be eligible to participate after the Effective Time, Shurgard shall, or shall cause the Surviving Corporation to, (i) waive any limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Identified Employees under such Shurgard Employee Benefit Plans (provided, however, that no such waiver shall apply to a pre-existing condition, exclusion or waiting period applicable to any Identified Employee to the extent that he or she was, as of the Effective Time, excluded from participation or coverage in an Employee Benefit Plan of the Companies by nature of such pre-existing condition, exclusion or waiting period), and (ii) recognize all service of the Identified Employees with the Companies, for all purposes (including eligibility and vesting) other than benefit accrual, in any such Shurgard Employee Benefit Plans (other than the Employee Stock Ownership Plan of Shurgard).

6.13 Tax Free Reorganization

Prior to the Effective Time, each Party shall use its reasonable best efforts to cause the Merger of the Corporations into the Surviving Corporation to qualify as a reorganization within the meaning of the provisions of Section 368 of the Code (“368 Reorganization”) and shall not knowingly take any action that would cause the Merger not to so qualify. Shurgard shall not knowingly take or knowingly cause the Surviving Corporation to take any action following the Effective Time that would cause the Merger not to qualify as a 368 Reorganization.

6.14 Shurgard Non-Compete

In the event that the Closing under this Agreement shall not occur, Shurgard shall not, prior to January 20, 2005 (a) hire any of the employees of the Companies or Superior Management or (b) directly or indirectly (i) develop any self-storage facilities in the Twin Cities metropolitan area or (ii) solicit, initiate or encourage any party to consider or discuss with Shurgard any interest in or other transaction relating to any self-storage facilities in the Twin Cities metropolitan area, whether directly or indirectly, through a sale of assets, merger, purchase of equity interest, business combination, joint venture, management contract, financing transaction, lease or otherwise.

6.15 Schwalbach and Stotesbery Non-Compete

(a) For a period of two (2) years after the Effective Date, neither of Schwalbach nor Stotesbery, whether alone or through any Affiliate, shall engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, the self storage business or any self storage facility (including without limitation the acquisition, ownership, development, operation and/or disposition of self storage facilities) in the State of Minnesota, other than (i) as a shareholder of Shurgard or (ii) through the ownership of less than 2% of the outstanding securities of a publicly traded company.

(b) In the event of a breach of Section 6.15(a) by Schwalbach or Stotesbery, Shurgard shall be entitled, in addition to any remedies they might have under this Agreement or at Law, to injunctive and other equitable relief, including specific performance, to prevent or curtail any threatened or actual breach of Section 6.15(a) by Schwalbach or Stotesbery.

ARTICLE VII

CLOSING CONDITIONS

7.1 Conditions to Obligations of Shurgard, Merger Subsidiary, the Companies and the Owners

The respective obligations of each Party to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) None of Shurgard, Merger Subsidiary, the Companies or the Owners shall be subject to any final order, decree, or injunction of a court of competent jurisdiction within the United States that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger; provided that each of the Parties shall have used all commercially reasonable efforts to prevent the entry of any such order, decree or injunction.

(b) The shares of Shurgard Common Stock to be delivered pursuant to this Agreement shall have been duly authorized for listing on the NYSE, subject only to official notice of issuance.

(c) All Authorizations, consents, approvals, exemptions and filings required by any Governmental Entities or any other Person in connection with the Merger and the transactions contemplated hereby shall have been made or obtained and the Parties shall have received satisfactory evidence thereof.

7.2 Conditions to Obligations of Shurgard and Merger Subsidiary

The respective obligations of Shurgard and Merger Subsidiary to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any or all of which may be waived by Shurgard, in whole or in part, to the extent permitted by applicable Law:

(a) Each of the representations and warranties of the Trusts and the Companies contained in this Agreement shall be true and correct as of the Closing as though such representations and warranties were made at such time, except that those representations and warranties that address matters only as of the date hereof or another particular date shall remain true and correct as of such date, and except in any case for any inaccuracies of representations and warranties that, individually and in the aggregate, have not had a material adverse effect on the business, results of operations, financial condition or prospects of the Companies, taken as a whole. Shurgard shall have received a certificate to the foregoing effect signed by the Trusts and an authorized officer of the Companies.

(b) The Trusts and the Companies shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, and Shurgard shall have received a certificate to such effect signed by the Trusts and an authorized officer of the Companies.

(c) Briggs and Morgan, P.A. counsel for the Owners and the Companies, shall have delivered to Shurgard a written opinion, dated the Closing Date, in substantially the form of the attached Exhibit G.

7.3 Conditions to Obligations of the Trusts and Companies

The obligation of the Trusts and the Companies to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any or all of which may be waived by the Owner and the Companies, in whole or in part, to the extent permitted by applicable Law:

(a) Each of the representations and warranties of Shurgard and the Merger Subsidiary contained in this Agreement, shall be true and correct as of the Closing as though such representations and warranties were made at such time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and except in any case for any inaccuracies of representations and warranties that, individually or in the aggregate, have not had a Shurgard Material Adverse Effect. The Companies and the Trusts shall have received a certificate to the foregoing effect signed by the President or other authorized officer of Shurgard.

(b) Shurgard and Merger Subsidiary shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, and the Owners shall have received a certificate to such effect signed by the President or other authorized officer of Shurgard.

(c) Shurgard shall continue to qualify as a REIT under Sections 856 through 858 of the Code.

(d) Perkins Coie LLP, counsel for Shurgard, shall have delivered to the Owners a written opinion, dated the Closing Date, in substantially the form of the attached Exhibit H.

ARTICLE VIII

TERMINATION

8.1 Termination

This Agreement may be terminated at any time prior to the Effective Time only:

(a) by mutual written consent of Shurgard and the Companies;

(b) by either Shurgard or the Companies if the Merger shall not have been consummated on or before June 30, 2003; provided, however, that the right to terminate this

Agreement under this subsection (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either the Shurgard or the Companies, if there shall be any Law that makes consummation of the Merger illegal or if any Order enjoining Shurgard or the Companies from consummating the Merger is entered and such Order shall become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (c) shall have used all commercially reasonable efforts to remove such Order;

(d) by the Companies, in the event of a material breach by Shurgard of any representation, warranty or agreement contained herein that has not been cured, or reasonable efforts to cure such breach have not been taken, within thirty (30) days of receipt by Shurgard of notice of such breach or if such breach is not curable by June 30, 2003; or

(e) by Shurgard, in the event of a material breach by the Companies or the Trusts of any representation, warranty or agreement contained herein that has not been cured, or reasonable efforts to cure such breach have not been taken, within thirty (30) days of receipt by Shurgard of notice of such breach or it such breach is not curable by June 30, 2003.

8.2 Effect of Termination

Except as provided in the next sentence of this Section 8.2, in the event of the termination of this Agreement pursuant to provision of Section 8.1, the obligations of the Parties to consummate the Merger will expire, and none of the Parties will have any further obligations under this Agreement except pursuant to Sections 6.2, 6.7, 6.14 and 10.10. Nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Survival

(a) All representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time until the second anniversary of the Effective Time; provided, however, that (i) the representations and warranties of the Trusts and the Companies set forth in Sections 3.1, 3.2, 3.3, 3.4, and of the Trusts set forth in Sections 4.1, 4.3, 4.4 and 4.5 shall survive indefinitely, (ii) the representations and warranties of Shurgard set forth in Sections 5.1, 5.2, 5.3 and 5.4 shall survive indefinitely, (iii) the representations and warranties of the Trusts and the Companies set forth in Section 3.12 shall survive until the expiration of the applicable statute of limitations, and (iv) any claim relating to fraud shall survive the Effective Time indefinitely.

The covenants and agreements contained in this Agreement shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms. Without limiting the generality of the foregoing, the indemnification obligations set forth in Section 9.2(a) (v), (vi) and (vii) shall survive and continue indefinitely and the indemnification obligations set forth in Sections 9.2(a)(iii) and (iv) shall survive and continue for the applicable statute of limitations.

(b) The indemnification obligations contained in this Article IX shall terminate on the expiration of the applicable survival periods set forth in Section 9.1(a); provided, however, that such indemnification obligations shall not terminate with respect to a particular matter as to which, before the expiration of such survival period, the Party seeking indemnification has made a claim by delivering written notice of such claim to the other Party or Parties, which notice shall specify in reasonable detail the nature and amount of such claim, shall state the basis on which such claim is made and shall include, if applicable, supporting documentation.

9.2 Indemnification by Trusts

(a) Subject to Sections 9.1 and 9.4, from and after the Effective Time, each of the Trusts, jointly and severally, shall indemnify, defend and hold Shurgard, the Surviving Corporation and their Affiliates (the “Shurgard Indemnified Parties”) harmless from and against, and shall reimburse the Shurgard Indemnified Parties for, any and all losses, obligations, deficiencies, damages, liabilities, claims, judgments, orders, awards, fines, penalties, and costs or expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal, accounting and other expenses) (“Losses”) arising out of, based on or in connection with:

(i)	any inaccuracy in any representation or breach of any warranty made by the Companies or the Trusts in this Agreement or in any certificate delivered pursuant hereto (except representations and warranties made by the Trusts in Article IV);

(ii)	any failure by any of the Companies or the Trusts to perform or comply with any covenant or agreement in this Agreement;

(iii)	any liability of any of the Companies or Superior Management for Federal Income Taxes assessed during, attributable to or arising out of a taxable period of the Companies or Superior Management ending on or prior to the Effective Time (for any taxable period that includes but does not end on the Effective Time, that portion of such liabilities for the period up to the Effective Time);

(iv)	without limiting the generality of the indemnification based on Section 9.2(a)(iii), any liability of the Shurgard Indemnified Parties, for

Federal Income Taxes attributable to or arising out of any inaccuracy in any representation or breach of any warranty made by the Companies or the Trusts in Section 3.12 or Section 2.10(e);

(v)	any liability of the Companies or Superior Management (i) to any of their employees, past or present, excluding any amounts owed for payroll taxes due on behalf of any such employees which are governed by 9.2(a)(iii), other than liabilities of the Surviving Corporation to the Identified Employees arising after the Effective Time, or (ii) arising out of or in connection with any Employee Benefit Plan;

(vi)	any liability of any nature whatsoever arising out of the operation or ownership of any real property included in the Unrelated Assets or otherwise attributable to or related to the Unrelated Assets, including any liability of any nature whatsoever of Superior Management and including any liability arising from the Unrelated Assets Transfer, the repayment of Indebtedness or the Recapitalization, other than liability relating to the Permitted Indebtedness; and

(vii)	any liability to Lehman Brothers incurred in connection with the transactions contemplated by this Agreement.

(b) Subject to Sections 9.1 and 9.4, from and after the Effective Time, each of the Trusts, severally and not jointly, shall indemnify, defend and hold the Shurgard Indemnified Parties harmless from and against, and shall reimburse the Shurgard Indemnified Parties for any and all Losses arising out of, based on or in connection with any inaccuracy in any representation or breach of any warranty made by such Trust in Article IV of this Agreement.

(c) For purposes of determining the amount of any Losses for this Section 9.2 only, losses, obligations, deficiencies, damages, liabilities, claims, judgments, orders, awards, fines, penalties, and costs or expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal, accounting and other expenses) arising from breaches of representations and warranties contained in any particular Section of Article III that are qualified as to materiality shall be deemed to be material only at such time as they exceed $100,000 in the aggregate for that particular Section, at which time, the entire amount of such losses, obligations, deficiencies, damages, liabilities, claims, judgments, orders, awards, fines, penalties, and costs or expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal, accounting and other expenses) shall be counted as Losses.

9.3 Indemnification by Shurgard

Shurgard shall indemnify, defend and hold the Owners and their heirs, personal representatives, successors and assigns (the “Owners Indemnified Parties”) harmless from and against, and shall reimburse the Owners Indemnified Parties, for, any and all Losses arising out of, based on or in connection with (a) any inaccuracy in any representation or breach of any warranty made by Shurgard in this Agreement or in any certificate delivered pursuant hereto, or (b) any failure by Shurgard to perform or comply with any covenant or agreement in this Agreement.

9.4 Limitations on Amount

(a) The Shurgard Indemnified Parties shall not be entitled to receive any indemnification payment with respect to any claims for indemnification under Section 9.2 until the aggregate Losses for which such Shurgard Indemnified Parties would be otherwise entitled to receive indemnification exceed $250,000 (the “Deductible”), and then only to the extent that such aggregate Losses exceed the Deductible. Notwithstanding the foregoing, Losses incurred by Shurgard Indemnified Parties arising out of or with respect to matters set forth in Section 9.2(a) (v), (vi) and (vii) shall not be subject to the Deductible, but shall instead be indemnified by the Trusts from the first dollar incurred.

(b) The aggregate amount for which the Trusts shall be liable for indemnification pursuant to Section 9.2 shall not exceed $10,000,000; provided, however, that the limitation set forth in this Section 9.4(b) shall not apply to any right to indemnification based on (i) Section 9.2(a)(iii) or (iv) which shall, instead, be governed by Section 9.4(c) or (ii) based on Sections 9.2(a)(v), (vi) or (vii), or based on fraud which shall have no limitation.

(c) The aggregate amount for which the Trusts shall be liable for indemnification pursuant to Section 9.2(a)(iii) and (iv) shall not exceed $40,000,000.

9.5 Procedure for Third Party Claims

(a) The Shurgard Indemnified Parties and the Owners Indemnified Parties, as applicable (the “Indemnified Parties”) agree to give prompt notice to the other Parties (the “Indemnifying Parties”) of the assertion of any claim by third party or the commencement of any suit, action or proceeding by a third party (a “Third Party Claim”) in respect of which indemnity may be sought under this Article IX; provided, that the failure to give such notice shall not affect the rights of the Indemnified Parties except to the extent the Indemnifying Parties are materially prejudiced by such failure. The notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

(b) If the Indemnifying Parties admit that the Indemnified Parties are entitled to indemnification with respect to such claim, then the Indemnifying Parties shall have the right, on written notice given to Indemnified Parties within thirty (30) days after receipt of the notice from the Indemnified Parties of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the Indemnifying Parties sole expense, with counsel reasonably acceptable to the Indemnified Parties in connection with conducting the defense or handling of such Third Party Claim, and the Indemnifying Parties shall defend or handle the same in consultation with the Indemnified Parties, shall keep Indemnified Parties timely apprised of the status of such Third Party Claim and shall not, without the prior written consent of the Indemnified Parties, directly or indirectly assume any position or take any action that would impose any obligation of any kind on or restrict the actions of the Indemnified Parties in any material respect. The Indemnifying Parties shall not, without the prior written consent of the Indemnified Parties, which consent shall not be unreasonably withheld, conditioned or delayed, agree to a settlement of any Third Party Claim that could directly or indirectly lead to liability or create any financial or other obligation on the part of the Indemnified Parties for which the Indemnified Parties are not entitled to indemnification hereunder. The Indemnified Parties shall cooperate with the Indemnifying Parties and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense. Notwithstanding the foregoing, in the event the Indemnifying Parties fail to conduct the defense or handling of any Third Party Claim in good faith after having assumed such defense or handling, then the provisions of Section 9.5(c) shall govern.

(c) If the Indemnifying Parties do not give written notice to the Indemnified Parties, within thirty (30) days after receipt of the notice from the Indemnified Parties of any Third Party Claim, of their election to assume the defense or handling of such Third Party Claim, then the Indemnified Parties may, at the Indemnifying Parties’ expense, select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate, provided, however, that the Indemnified Parties shall keep the indemnifying party timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Indemnifying Parties which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnified Parties defend or handle such Third Party Claim, the Indemnifying Parties shall cooperate with the Indemnified Parties and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at their own expense.

ARTICLE X

GENERAL PROVISIONS

10.1 Amendment and Modification

Subject to applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of Shurgard, Merger Subsidiary, the Companies and the Trusts at any time prior to the Effective Time with respect to any of the terms contained herein. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

10.2 Tax Matters

The following provisions shall govern the allocation of responsibility as between the Companies and Shurgard for certain Tax matters following the Closing.

(a) The Parties acknowledge that the subchapter S election currently in effect for the Corporations will be terminated as of the consummation of the Merger. The income of the LLCs and the Corporations for the period commencing January 1, 2003 and ending as of the date of the Closing will be included in the Tax Returns of the Companies. The income generated by Surviving Corporation following the date of Closing will be included in the Shurgard Tax Returns.

(b) The Trusts shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date and shall pay all Taxes due with respect to such Tax Returns, to the extent such Taxes are not included in or are in excess of the amounts reserved therefor on the Final Closing Balance Sheets, as finally determined in accordance with Section 2.11. The Trusts shall permit Shurgard to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent required by applicable law, the Owners shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s prepared for the Owners for such periods.

10.3 Obligations of Schwalbach and Stotesbery

(a) Schwalbach formed and currently controls the Schwalbach Trust and will obtain substantial benefits from the consummation of the Merger. Accordingly, the obligations of the Schwalbach Trust, including the obligations set forth in Article IX, shall be the joint and several obligations of Schwalbach and the Schwalbach Trust; provided, however, that with respect to obligations of the Schwalbach Trust other than those set forth in Article IX, the obligations of Schwalbach under this Agreement shall be limited to the amount of any assets removed from the Schwalbach Trust after the date of this Agreement and prior to the Effective Date.

(b) Stotesbery formed and currently controls the Stotesbery Trust and will obtain substantial benefits from the consummation of the Merger. Accordingly, the obligations of the Stotesbery Trust, including the obligations set forth in Article IX, shall be the joint and several obligations of Stotesbery and the Stotesbery Trust; provided, however, that with respect to obligations of the Stotesbery Trust other than those set forth in Article IX, the obligations of Stotesbery under this Agreement shall be limited to the amount of any assets removed from the Stotesbery Trust after the date of this Agreement and prior to the Effective Date.

10.4 Waiver of Compliance; Consents

Any failure of Shurgard or Merger Subsidiary on the one hand, or the Companies and the Owners on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by the Companies and the Trusts or Shurgard, respectively, only by a written instrument signed by an officer of the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing. Merger Subsidiary agrees that any consent or waiver of compliance given by Shurgard hereunder shall be conclusively binding upon Merger Subsidiary, whether or not given expressly on their behalf.

10.5 Notices

All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally by commercial courier service or otherwise, or by telecopier, or three (3) days after such notice is mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Shurgard or Merger Subsidiary or, after the Closing, to the Companies, to:

Shurgard Storage Centers, Inc.

1155 Valley Street

Suite 400

Seattle, WA 98109-4426

Attention: General Counsel

FAX: (206)624-1645

With a copy to:

Perkins Coie LLP

1201 Third Avenue

40th Floor

Seattle, WA 98101

Attention: Michael E. Stansbury

FAX: (206)583-8500

and

(b) If to the Owners or, prior to the Closing, the Companies, to:

Gerald A. Schwalbach

Patrick L. Stotesbery

601 Carlson Parkway

Suite 350

Minnetonka, MN 55305

FAX: (952) 404-3399

with a copy to:

Briggs and Morgan P.A.

2200 IDS Center

80 South 8th Street

Minneapolis, MN 55402

Attention: Brian D. Wenger, Esq.

FAX: (612) 977-8650

10.6 Assignment

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties. This Agreement is not intended to confer upon any other person, except the Parties hereto, any rights or remedies hereunder, and no third person shall be a third party beneficiary of this Agreement.

10.7 Governing Law

This Agreement shall be governed by the laws of the State of Washington, without regard to conflicts of law principles.

10.8 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The counterparts to this Agreement may be executed and delivered by facsimile and the recipient may rely upon such facsimile as if it were an original.

10.9 Interpretation

The Table of Contents, article and section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the Party causing this Agreement to be drafted.

10.10 Publicity

Upon execution of this Agreement, the Parties shall jointly issue a press release, as agreed upon by them. The Parties intend that all future statements or communications to the public or press regarding this Agreement or the Merger will be mutually agreed upon by them, except as provided in the following sentence. None of the Parties shall, without such mutual agreement or the prior consent of the others, file any documents or issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions, or other matters with respect to this Agreement, except as required by Law or the rules of the NYSE and then only (a) upon the advice of such Party’s legal counsel; (b) to the extent required by Law or the rules of the NYSE; and (c) following prior notice to, and consultation with, the other Party (which notice shall include a copy of the proposed statement or communication to be issued to the press or public). The foregoing shall not restrict Shurgard’s or the Companies’ communications with their employees or customers in the ordinary course of business.

10.11 Entire Agreement

This Agreement, including the exhibits and schedules hereto, embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and the understandings between the Parties with respect to such subject matter, including the Term Sheet dated January 20, 2003 by and between Shurgard and the Trusts, but excluding the Confidentiality Agreement between Shurgard and the Companies dated December 16, 2002 and the Confidentiality Agreements between the Companies and Shurgard dated September 23, 2002 and December 16, 2002, which Confidentiality Agreements shall terminate on the Effective Date, only upon the Closing of the transactions contemplated hereby.

10.12 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

10.13 Specific Performance

The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

SHURGARD STORAGE CENTERS, INC.

By:	/s/ Harrell Beck
Name:	Harrell Beck
Title:	Senior Vice President

SSCI MINNESOTA CORPORATION

By:	/s/ Harrell Beck
Name:	Harrell Beck
Title:	Senior Vice President

TWO S PROPERTIES, INC.

By:
Name:	Gerald A. Schwalbach
Title:	Chairman

THREE S PROPERTIES, INC.

By:
Name:	Gerald A. Schwalbach
Title:	Chairman

SUPERIOR STORAGE I, LLC

By:
Name:	Gerald A. Schwalbach
Title:	Chairman

[Signature Page to Amended and Restated Merger Agreement]

SUPERIOR STORAGE II, LLC.

By:	/s/ Gerald A. Schwalbach
Name:	Gerald A. Schwalbach
Title:	Chairman

SUPERIOR WOODBURY, LLC.

By:	/s/ Gerald A. Schwalbach
Name:	Gerald A. Schwalbach
Title:	Chairman

Revocable Trust of Patrick C. Stotesbery Created under Agreement dated January 27, 1999

By:	/s/ Patrick L. Stotesbery
Patrick L. Stotesbery, Trustee

Revocable Trust of Gerald A. Schwalbach Created under Agreement dated December 23, 1998

By:	/s/ Gerald A. Schwalbach
Gerald A. Schwalbach, Trustee

/s/ Gerald A. Schwalbach
Gerald A. Schwalbach, individually

Patrick L. Stotesbery, individually

[Signature Page to Amended and Restated Merger Agreement]

SUPERIOR STORAGE II, LLC.

By:
Name:	Gerald A. Schwalbach
Title:	Chairman

SUPERIOR WOODBURY, LLC.

By:
Name:	Gerald A. Schwalbach
Title:	Chairman

Revocable Trust of Patrick C. Stotesbery Created under Agreement dated January 27, 1999

By:	/s/ Patrick L. Stotesbery
Patrick L. Stotesbery, Trustee

Revocable Trust of Gerald A. Schwalbach Created under Agreement dated December 23, 1998

By:
Gerald A. Schwalbach, Trustee

Gerald A. Schwalbach, individually

/s/ Patrick L. Stotesbery
Patrick L. Stotesbery, individually

[Signature Page to Amended and Restated Merger Agreement]